Exhibit 99.2

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(In millions, except share and per share data)	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$1,920	$1,308
Short-term investments	329	324
Accounts receivable, less allowances of $2 and $2	25	13
Other receivables	29	35
Inventories	455	404
Deferred income taxes	517	522
Other current assets	33	28

Total current assets	3,308	2,634
Plant and equipment, net	298	308
Long-term investments	154	167
Goodwill	98	100
Intangible assets	58	63
Deferred income taxes	140	142
Other assets	98	94

Total assets	$4,154	$3,508

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$36	$31
Accrued liabilities	454	357
Settlement costs	1,525	1,187
Income taxes	158	8

Total current liabilities	2,173	1,583
Long-term debt	3,567	3,561
Postretirement pension, medical and life insurance benefits	472	473
Other liabilities	76	73

Total liabilities	6,288	5,690

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized—600 million shares; par value—$0.01 per share
Issued—383 million and 383 million shares (outstanding 360 million and 360 million shares)	4	4
Additional paid-in capital	295	287
Accumulated deficit	(1,103)	(1,140)
Accumulated other comprehensive loss	(260)	(263)
Treasury stock at cost, 23 million and 23 million shares	(1,070)	(1,070)

Total shareholders’ deficit	(2,134)	(2,182)

Total liabilities and shareholders’ deficit	$4,154	$3,508

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014
Net sales (including excise taxes of $458 and $445, respectively)	$1,668	$1,592
Cost of sales (including excise taxes of $458 and $445, respectively)	1,002	973

Gross profit	666	619
Selling, general and administrative	179	147

Operating income	487	472
Investment income	1	8
Interest expense	(45)	(45)

Income before income taxes	443	435
Income taxes	168	164

Net income	$275	$271

Earnings per share:
Basic	$0.76	$0.75
Diluted	$0.76	$0.74

Weighted average number of shares outstanding:
Basic	359.23	362.12
Diluted	359.91	362.71

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2015	2014

Net income	$275	$271

Other comprehensive income, net of tax:
Defined benefit retirement plans gain, net of tax expense of $3 and $1	4	2
Foreign currency translation gain (loss) adjustments, net of tax expense (benefit) of $(1) and $1	(2)	1
Unrealized gain on investments, net of tax expense of $— and $—	1	—

Other comprehensive income	3	3

Comprehensive income	$278	$274

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Treasury Shares	Total Shareholders’ Deficit
(In millions, except per share data)

Balance, January 1, 2014	$4	$256	$(1,438)	$(130)	$(756)	$(2,064)

Net income			271			271
Other comprehensive income, net of tax expense of $2				3		3
Dividends paid ($0.62 per share)			(224)			(224)
Shares repurchased					(158)	(158)
Share-based compensation		5				5
Excess tax benefit on share-based compensation		6				6

Balance, March 31, 2014	$4	$267	$(1,391)	$(127)	$(914)	$(2,161)

Balance, January 1, 2015	$4	$287	$(1,140)	$(263)	$(1,070)	$(2,182)

Net income			275			275
Other comprehensive income, net of tax expense of $2				3		3
Dividends paid ($0.66 per share)			(238)			(238)
Share-based compensation		4				4
Excess tax benefit on share-based compensation		4				4

Balance, March 31, 2015	$4	$295	$(1,103)	$(260)	$(1,070)	$(2,134)

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
(In millions)
Cash flows from operating activities:
Net income	$275	$271
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	19
Pension and other postretirement benefits expense	11	5
Pension and other postretirement benefits contributions	(2)	(3)
Deferred income taxes	4	3
Share-based compensation	4	5
Excess tax benefits from share-based payment arrangements	(4)	(6)
Changes in operating assets and liabilities:
Accounts and other receivables	(5)	(11)
Inventories	(52)	(53)
Accounts payable and accrued liabilities	100	58
Settlement costs	338	284
Income taxes	151	133
Other current assets	1	(2)
Other assets	3	—

Net cash provided by operating activities	841	703

Cash flows from investing activities:
Purchase of investments	(129)	(297)
Additions to plant and equipment	(2)	(8)
Sales of investments	23	16
Maturities of investments	114	43

Net cash provided by (used in) investing activities	6	(246)

Cash flows from financing activities:
Dividends paid	(238)	(224)
Shares repurchased	—	(158)
Excess tax benefits from share-based payment arrangements	4	6

Net cash used in financing activities	(234)	(376)

Effect of foreign currency rate changes on cash and cash equivalents	(1)	—

Change in cash and cash equivalents	612	81
Cash and cash equivalents, beginning of year	1,308	1,454

Cash and cash equivalents, end of period	$1,920	$1,535

Cash paid for income taxes	$16	$28
Cash paid for interest, net of cash received from interest rate swaps of $6 and $6	$17	$17

See Notes to Consolidated Condensed Financial Statements

LORILLARD, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.	Basis of Presentation

Overview. Lorillard, Inc., through certain of its subsidiaries, is engaged in the manufacture and sale of cigarettes and electronic cigarettes. Lorillard Tobacco Company’s principal cigarette products are marketed under the brand names of Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States of America. On April 24, 2012 Lorillard acquired blu eCigs, an electronic cigarette brand in the U.S. On October 1, 2013, Lorillard acquired the assets and operations of SKYCIG, now trading as blu (U.K.), a United Kingdom-based electronic cigarette business. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard, Inc. and its subsidiaries.

The consolidated financial statements of Lorillard, Inc. (the “Company”), together with its subsidiaries (“Lorillard” or “we” or “us” or “our”), include the accounts of the Company and its subsidiaries after the elimination of intercompany accounts and transactions.

The Company has two reportable segments – Cigarettes and Electronic Cigarettes. The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company (“Lorillard Tobacco” or “Issuer”) and related entities. The Electronic Cigarettes segment consists of the operations of LOEC, Inc. (d/b/a blu eCigs), (“LOEC” or “blu eCigs”), Cygnet UK Trading Limited (t/a SKYCIG or blu (U.K.)) (“Cygnet”, “SKYCIG” or “blu (U.K.)”) and related entities.

Basis of Presentation. The accompanying unaudited consolidated condensed financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 2015 and December 31, 2014 and the consolidated income, comprehensive income, shareholders’ deficit and cash flows for the three months ended March 31, 2015 and 2014.

Results of operations for the three months for each of the years reported herein are not necessarily indicative of results of operations of the entire year.

These consolidated condensed financial statements should be read in conjunction with the Consolidated Financial Statements and related Notes to Consolidated Financial Statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 12, 2015.

Recently Adopted Accounting Pronouncements. In February 2013, the FASB issued ASU 2013-02 “Comprehensive Income (Topic 220) – Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income. An entity is also required to present either on the face of the financial statements or in the footnotes, significant items reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety. For other items that are not required under U.S. GAAP to be reclassified to net income in their entirety, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This standard is effective for public entities prospectively for reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have any impact on Lorillard’s financial position or results of operations, but resulted in disclosure of additional information about amounts reclassified out of accumulated other comprehensive income. For additional information, see Note 17, “Accumulated Other Comprehensive Loss.”

Accounting Pronouncements not yet adopted. In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09, which was a joint project of the FASB and IASB, clarifies the principles for recognizing revenue and provides a common revenue standard under U.S. GAAP and International Financial Reporting Standards that removes inconsistencies and weaknesses in existing revenue requirements; provides a more robust framework for addressing revenue issues; improves comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; provides more useful information to users of financial statements through improved disclosure requirements; and simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The guidance in this proposed update affects any entity that enters into contracts with customers unless those contracts are in the scope of other standards (for example, insurance contracts or lease contracts). The core principle of this update is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity applies the following steps: identify the contract(s) with a customer; identify the separate performance obligations in the contract; determine the transaction price; allocate the transaction price to the separate performance obligations in the contract; and recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in this update are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We have not yet determined the potential effects on Lorillard’s financial position or results of operations, if any.

In August 2014, the FASB issued ASU 2014-15 “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires an entity’s management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management’s evaluation should be based on relevant conditions and events that are known at the date that the financial statements are issued. This update is effective for annual periods beginning after December 15, 2016. Early application is permitted. We do not expect the adoption of ASU 2014-15 to have any impact on Lorillard’s financial position, results of operations or financial statement disclosures.

In April 2015, the FASB issued ASU 2015-03 “Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires an entity to present debt issuance costs related to a recognized debt liability in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this update. For public business entities, this update is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. An entity should apply the new guidance on a retrospective basis. The adoption of ASU 2015-03 will not have any impact on Lorillard’s results of operations, but will result in debt issuance costs being presented as a direct reduction from the carrying amount of debt liabilities.

2.	Acquisitions

On October 1, 2013, Lorillard acquired certain assets and operations of SKYCIG, now trading as blu (U.K.), a United Kingdom (“UK”)-based electronic cigarette (e-cigarette) business for approximately £28 million (approximately $46 million) in cash paid at closing and contingent consideration of up to an additional £30 million (approximately $45 million at March 31, 2015 exchange rates) to be paid in 2016 based on the achievement of certain financial performance benchmarks.

The results of operations of SKYCIG, now trading as blu (U.K.), are included in our consolidated financial statements beginning as of October 1, 2013. Lorillard’s consolidated revenues include $2 million and $2 million of sales of blu (U.K.) during the three months ended March 31, 2015 and 2014, respectively. Blu (U.K.) had operating losses of $(15) million and $(9) million during the three months ended March 31, 2015 and 2014, respectively.

The fair values of the assets acquired and liabilities assumed at the date of acquisition are summarized below (in millions):

Assets acquired:
Current assets:
Accounts receivable	$2
Goodwill	38
Intangible assets	35

Total assets	75

Liabilities assumed:
Current liabilities:
Accounts and drafts payable	3
Accrued liabilities	1

Total current liabilities	4

Earn out liability	25

Purchase price	$46

3.	Inventories

Cigarette inventories (including leaf tobacco, manufactured stock and materials and supplies) are valued at the lower of cost, determined on a last-in, first-out (“LIFO”) basis, or market. Electronic cigarette inventories of $44 million and $51 million included in manufactured stock as of March 31, 2015 and December 31, 2014, respectively, are valued at the lower of cost, determined on a first-in, first-out (“FIFO”) basis, or market. Inventories consisted of the following:

	March 31, 2015	December 31, 2014
	(In millions)
Leaf tobacco	$321	$305
Manufactured stock	129	93
Material and supplies	5	6

Total	$455	$404

If the average cost method of accounting was used for inventories valued on a LIFO basis, inventories would be greater by approximately $287 million and $283 million at March 31, 2015 and December 31, 2014, respectively. During 2014, inventory quantities were reduced. This reduction resulted in liquidation of LIFO inventory layers, the effect of which decreased cost of sales for the full year by approximately $1 million.

4.	Other Current Assets

Other current assets were as follows:

	March 31, 2015	December 31, 2014
	(In millions)
Appeal bonds	$17	$17
Deposits	1	2
Prepaid income taxes	7	—
Other current assets	8	9

Total	$33	$28

5.	Plant and Equipment, Net

Plant and equipment is stated at historical cost and consisted of the following:

	March 31, 2015	December 31, 2014
	(In millions)
Land	$3	$3
Buildings	108	108
Equipment	702	700

Total	813	811
Accumulated depreciation	(515)	(503)

Plant and equipment, net	$298	$308

Depreciation expense was $12 million and $13 million for the three months ended March 31, 2015 and 2014, respectively.

6.	Goodwill and Intangible Assets

On April 24, 2012, Lorillard completed the acquisition of blu eCigs. The purchase price allocation included $64 million of goodwill and $58 million of intangible assets, $57 million of which was an indefinite lived intangible asset consisting of the blu eCigs trademark and trade name.

We evaluated our goodwill and indefinite lived intangible assets recorded as a part of the blu eCigs reporting unit for impairment as of November 1, 2014. Based on the results of our impairment analysis, no impairment of the blu eCigs goodwill or the blu eCigs trademark or trade name was determined to exist. In addition, we evaluated whether events or changes in circumstances since November 1, 2014 indicate that it is more likely than not that goodwill or indefinite-lived intangible assets recorded as part of the blu eCigs reporting unit are impaired and have determined it is not more likely than not these assets are impaired as of March 31, 2015.

There were no changes in blu eCigs goodwill or the blu eCigs trademark and trade name during the three months ended March 31, 2015.

On October 1, 2013, Lorillard completed the acquisition of SKYCIG, now trading as blu (U.K.). For additional information, see Note 2, “Acquisitions.” The purchase price allocation included $38 million of goodwill and $35 million of intangible assets, $33 million of which was the fair value ascribed to the SKYCIG trademark and trade name. The fair value ascribed to the SKYCIG trademark and trade name in connection with the acquisition is being amortized over an estimated life of 18 months, beginning October 1, 2013, and amortization ceased on March 31,2015.

We evaluated our goodwill recorded as part of the blu (U.K.) reporting unit for impairment as of September 1, 2014. Based on the results of our impairment analysis, no impairment of the blu (U.K.) goodwill was determined to exist. In addition, we evaluated whether events or changes in circumstances since September 1, 2014 indicate that it is more likely than not that goodwill recorded as part of the blu (U.K.) reporting unit is impaired and have determined it is not more likely than not blu (U.K.) goodwill is impaired as of March 31, 2015.

All goodwill and intangible assets have been recorded as a part of our blu eCigs and blu (U.K.) reporting units, both of which are components of our Electronic Cigarettes reporting segment.

There were no changes in blu (U.K.) goodwill during the three months ended March 31, 2015, other than the impact of foreign currency translation.

Intangible Assets

	Weighted Average Amortization Period	Cost	Foreign Currency Translation	Accumulated Amortization	Net Carrying Amount
(Dollars in millions)
Amortizable intangible assets:
blu eCigs Non-compete Agreement and Technology	5 years	$1	$—	$1	$—
SKYCIG Non-compete Agreement and Customer List	5 years	2	—	1	1
SKYCIG trademark and trade name	18 months	33	(3)	30	—

Amortizable intangible assets, net					1
Indefinite-lived intangible assets:
blu eCigs trademark and trade name					57

Intangible assets, net					$58

Amortizable intangible assets are amortized using the straight-line method. Amortization expense was $5 million and $6 for the three months ended March 31, 2015 and 2014, respectively.

7.	Other Assets

Other assets were as follows:

	March 31, 2015	December 31, 2014
	(In millions)
Debt issuance costs, net	$21	$22
Interest rate swap	67	61
Other prepaid assets	10	11

Total	$98	$94

8.	Accrued Liabilities

Accrued liabilities were as follows:

	March 31, 2015	December 31, 2014
	(In millions)
Legal fees	$35	$25
Salaries and other compensation	25	21
Medical and other employee benefit plans	34	29
Consumer rebates	104	85
Sales promotion	21	26
Accrued vendor charges	2	3
Excise and other taxes	114	73
Accrued interest	60	34
Litigation related accruals	31	22
Other accrued liabilities	28	39

Total	$454	$357

9.	Commitments

Lorillard leases certain real estate and transportation equipment under various operating leases. Listed below are future minimum rental payments required under those operating leases with non-cancelable terms in excess of one year.

March 31, 2015
(in millions)
2016	$2
2017	1
2018	1
2019	1

Net Minimum lease payments	$5

Rental expense for all operating leases was $1 million and $1 million for the three months ended March 31, 2015 and 2014, respectively.

At March 31, 2015, Lorillard Tobacco had contractual obligations to purchase leaf tobacco of approximately $7 million and to purchase machinery of approximately $58 million between April 1, 2015 and March 31, 2016.

At March 31, 2015, blu eCigs had contractual purchase obligations of approximately $6 million. These purchase obligations related primarily to agreements to purchase inventory between April 1, 2015 and March 31, 2016.

At March 31, 2015, blu (U.K.) did not have any contractual purchase obligations.

10.	Fair Value

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

•	Level 3 — Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Lorillard is responsible for the valuation process and as part of this process may use data from outside sources in estimating fair value. Lorillard performs due diligence to understand the inputs used or how the data was calculated or derived, and corroborates the reasonableness of external inputs in the valuation process.

Assets and liabilities measured at fair value on a recurring basis as of March 31, 2015, were as follows:

(In millions)	Level 1	Level 2	Level 3	Total
Cash and Cash Equivalents:
Prime money market funds	$1,920	$—	$—	$1,920

Total cash and cash equivalents	$1,920	$—	$—	$1,920

Short-term investments:
Corporate debt securities	$—	$192	$—	$192
U.S. Government agency obligations	—	67	—	67
Commercial paper	—	27	—	27
International government obligations	—	43	—	43

Total short-term investments	$—	$329	$—	$329

Long-term investments:
Corporate debt securities	$—	$117	$—	$117
U.S. Government agency obligations	—	37	—	37

Total long-term investments	$—	$154	$—	$154

Derivative Asset:
Interest rate swaps – fixed to floating rate	$—	$67	$—	$67

Other liabilities:
Blu (U.K.) earn out liability	$—	$—	$16	$16

Assets and liabilities measured at fair value on a recurring basis at December 31, 2014 were as follows:

(In millions)	Level 1	Level 2	Level 3	Total
Cash and Cash Equivalents:
Prime money market funds	$1,308	$—	$—	$1,308

Total cash and cash equivalents	$1,308	$—	$—	$1,308

Short-term investments:
Corporate debt securities	$—	$201	$—	$201
U.S. Government agency obligations	—	45	—	45
Commercial paper	—	33	—	33
International government obligations	—	45	—	45

Total short-term investments	$—	$324	$—	$324

Long-term investments:
Corporate debt securities	$—	$109	$—	$109
U.S. Government agency obligations	—	58	—	58

Total long-term investments	$—	$167	$—	$167

Derivative Asset:
Interest rate swaps — fixed to floating rate	$—	$61	$—	$61

Other liabilities:
Blu (U.K.) earn out liability	$—	$—	$17	$17

The fair value of the money market funds, classified as Level 1, utilized quoted prices in active markets.

The fair value of the interest rate swaps, classified as Level 2, utilized a market approach model using the notional amount of the interest rate swaps and observable inputs of time to maturity and market interest rates. See Note 13, “Derivative Instruments,” for additional information on the interest rate swaps.

Short-term and long-term investments include corporate debt securities, U.S. Government agency obligations, commercial paper and international government obligations. The fair value of corporate debt securities, U.S. Government agency obligations, commercial paper and international government obligations, classified as Level 2, utilized quoted prices for identical assets in less active markets or quoted prices for similar assets in active markets. Short-term investments mature within one year of the balance sheet date. Long-term investments mature within one to three years of the balance sheet date.

There were no transfers between levels within the fair value hierarchy. There were no Level 3 purchases, sales, issuances or settlements of these assets and liabilities for the three months ended March 31, 2015 or 2014.

Proceeds from sales of available for sale securities were $23 million and $16 million for the three months ended March 31, 2015 and 2014, respectively. Proceeds from maturities of available for sale securities were $114 million and $43 million for the three months ended March 31, 2015 and 2014, respectively. For the three months ended March 31, 2015 and 2014, realized gains and losses on sales and maturities of available for sale securities were not material. The difference between the amortized cost basis and the fair value of major security types was not material as of March 31, 2015 or 2014. There was no other than temporary impairment recognized in accumulated other comprehensive income for the three months ended March 31, 2015 or 2014 and total gains for securities with net gains in accumulated other comprehensive income and total losses for securities with net losses in accumulated other comprehensive income were not material as of March 31, 2015 or 2014. Short-term investments as of March 31, 2015 and 2014 mature within one year. Long-term investments as of March 31, 2015 and 2014 mature within one to five years.

The fair value of the blu (U.K.) earn out liability (the “Earn Out”), classified as Level 3 was determined utilizing a discounted cash flows approach using various probability-weighted blu (U.K.) 2015 financial performance scenarios, upon which the ultimate earn out liability to be paid in 2016 will be based. Significant unobservable inputs used in calculating the fair value of the Earn Out include various blu (U.K.) financial performance scenarios, the probability of achieving those scenarios, and the discount rate. Based upon this calculation, the fair value of the Earn Out was determined to be £15 million (approximately $25 million), as of the date of the acquisition (October 1, 2013). The amount of the Earn Out that will be ultimately paid in 2016 could range from £0 to £30 million (approximately $0 to $45 million at March 31, 2015 exchange rates). Changes in the fair value of the Earn Out are recorded as a component of selling, general and administrative expenses of the Electronic Cigarettes segment. There was no change in the fair value of the Earn Out during the three months ended March 31, 2015 other than the impact of foreign currency translation. There was no change in the fair value of the Earn Out during the three months ended March 31, 2014. See Note 2, “Acquisitions” for additional information related to the acquisition of SKYCIG.

11.	Credit Agreement

On July 10, 2012, Lorillard Tobacco, the principal, wholly owned operating subsidiary of the Company, terminated its three year $185 million credit agreement (the “Old Revolver”), dated March 26, 2010, and entered into a $200 million revolving credit facility that expires on July 10, 2017 (the “Revolver”) and is guaranteed by the Company. The Revolver may be increased to $300 million upon request. Proceeds from the Revolver may be used for general corporate and working capital purposes. The interest rates on borrowings under the Revolver are based on prevailing interest rates and, in part, upon the credit rating applicable to the Company’s senior unsecured long-term debt.

The Revolver requires that the Company maintain a ratio of debt to net income plus income taxes, interest expense, depreciation and amortization expense, any extraordinary losses, any non-cash expenses or losses and any losses on sales of assets outside of the ordinary course of business (“Adjusted EBITDA”) of not more than 2.25 to 1 and a ratio of Adjusted EBITDA to interest expense of not less than 3.0 to 1. In addition, the Revolver contains other affirmative and negative covenants customary for facilities of this type. The Revolver contains customary events of default, including upon a change in control (as defined therein), that could result in the acceleration of all amounts and cancellation of all commitments outstanding under the Revolver.

As of March 31, 2015, Lorillard was in compliance with all financial covenants and there were no borrowings under the Revolver.

12.	Long-Term Debt

Long-term debt, net of interest rate swaps, consisted of the following:

	March 31, 2015	December 31, 2014
	(In millions)
2016 Notes - 3.500% Notes due 2016	$500	$500
2017 Notes - 2.300% Notes due 2017	500	500
2019 Notes - 8.125% Notes due 2019	817	811
2020 Notes - 6.875% Notes due 2020	750	750
2023 Notes - 3.750% Notes due 2023	500	500
2040 Notes - 8.125% Notes due 2040	250	250
2041 Notes - 7.000% Notes due 2041	250	250

Total long-term debt	$3,567	$3,561

In May 2013, Lorillard Tobacco issued $500 million aggregate principal amount of 3.750% unsecured senior notes due May 20, 2023 (the “2023 Notes”) pursuant to the Indenture and the Fifth Supplemental Indenture, dated May 20, 2013. The net proceeds from the issuance were used for the repurchase of the Company’s common stock.

Lorillard Tobacco is the principal, 100% owned operating subsidiary of the Company, and the $750 million aggregate principal amount of 8.125% senior notes issued in June 2009 and due 2019 (the “2019 Notes”), $750 million aggregate principal amount of 6.875% senior notes due 2020 (the “2020 Notes”) and $250 million aggregate principal amount of 8.125% senior notes due 2040 (the “2040 Notes”), each issued in April 2010; the $500 million aggregate principal amount of 2.300% unsecured senior notes due August 21, 2017 (the “2017 Notes”); the 2023 Notes; and the $500 million aggregate principal amount of 3.500% Notes due 2016 (the “2016 Notes”), and $250 million aggregate principal amount of 7.000% Notes due 2041 (the “2041 Notes”), each issued in August 2011 (together, the “Notes”) are unconditionally guaranteed on a senior unsecured basis by the Company.

The interest rate payable on the 2019 Notes is subject to incremental increases from 0.25% to 2.00% in the event either Moody’s Investors Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) or both Moody’s and S&P downgrade the 2019 Notes below investment grade (Baa3 and BBB- for Moody’s and S&P, respectively). As of March 31, 2015, our debt ratings were Baa2 and BBB- with Moody’s and S&P, respectively, both of which are investment grade.

Upon the occurrence of a change of control triggering event, Lorillard Tobacco would be required to make an offer to repurchase the Notes at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued interest. A “change of control triggering event” occurs when there is both a “change of control” (as defined in the Supplemental Indentures) and the Notes cease to be rated investment grade by both Moody’s and S&P within 60 days of the occurrence of a change of control or public announcement of the intention to effect a change of control. The Notes are not entitled to any sinking fund and are not redeemable prior to maturity. The Notes contain covenants that restrict liens and sale and leaseback transactions, subject to a limited exception. At March 31, 2015 and December 31, 2014, the carrying value of the Notes was $3.567 billion and $3.561 billion, respectively, and the estimated fair value was $4.028 billion and $3.984 billion, respectively. The fair value of the Notes is based on market pricing. The fair value of the Notes, classified as Level 1, utilized quoted prices in active markets.

13.	Derivative Instruments

In September 2009, Lorillard Tobacco entered into interest rate swap agreements, which the Company guaranteed, with a total notional amount of $750 million to modify its exposure to interest rate risk by effectively converting the interest rate payable on the 2019 Notes from a fixed rate to a floating rate. Under the agreements, Lorillard Tobacco receives interest based on a fixed rate of 8.125% and pays interest based on a floating one-month LIBOR rate plus a spread of 4.625%. The variable rates were 4.798% and 4.779% as of March 31, 2015 and December 31, 2014, respectively. The agreements expire in June 2019. The interest rate swap agreements qualify for hedge accounting and were designated as fair value hedges. Under the swap agreements, Lorillard Tobacco receives a fixed rate settlement and pays a variable rate settlement with the difference recorded in interest expense. That difference reduced interest expense by $6 million for the three months ended March 31, 2015 and 2014.

For derivatives designated as fair value hedges, which relate entirely to hedges of long-term debt, changes in the fair value of the derivatives are recorded in other assets or other liabilities with an offsetting adjustment to the carrying amount of the hedged debt. At March 31, 2015 and December 31, 2014, the adjusted carrying amounts of the hedged debt were $817 million and $811 million, respectively and the amounts included in other assets were $67 million and $61 million, respectively.

If our debt rating is downgraded below Ba2 by Moody’s or BB by S&P, the swap agreements will terminate and we will be required to settle them in cash before their expiration date. As of March 31, 2015, our debt ratings were Baa2 and BBB- with Moody’s and S&P, respectively, both of which are above the ratings at which settlement of our derivative contracts would be required.

14.	Earnings Per Share

Basic and diluted earnings per share (“EPS”) were calculated using the following:

(In millions, except per share data)	Three Months Ended March 31,
	2015	2014

Numerator:
Net income, as reported	$275	$271
Less: Net income attributable to participating securities	(1)	(1)

Net income available to common shareholders	$274	$270

Denominator:

Basic EPS- weighted average shares	359.23	362.12
Effect of dilutive securities:
Stock Options and SARS	0.68	0.59

Diluted EPS- adjusted weighted average shares and assumed conversions	359.91	362.71

Earnings Per Share:
Basic	$0.76	$0.75
Diluted	$0.76	$0.74

No options to purchase shares of common stock were excluded from the diluted earnings per share calculation because their effect would be anti-dilutive for the three months ended March 31, 2015 or 2014.

15.	Retirement Plans

Lorillard has defined benefit pension, postretirement benefits, profit sharing and savings plans for eligible employees.

Net periodic benefit cost components were as follows:

	Three Months Ended March 31,
Pension Benefits	2015	2014
	(In millions)
Service cost	$8	$6
Interest cost	14	14
Expected return on plan assets	(23)	(22)
Amortization of unrecognized net loss (gain)	6	2
Amortization of unrecognized prior service cost	1	1

Net periodic benefit cost	$6	$1

	Three Months Ended March 31,
Other Postretirement Benefits	2015	2014
	(In millions)
Service cost	$2	$2
Interest cost	2	2

Net periodic benefit cost	$4	$4

Lorillard expects to contribute $0 million to its pension plans and $14 million to its other postretirement benefit plans in 2015, of which $2 million had been contributed to the postretirement benefit plans as of March 31, 2015.

16.	Share Repurchase Programs

As of January 30, 2013, the Company completed its $500 million share repurchase program that was announced in August 2012 (the “2012 Program”), after repurchasing an additional 2.8 million shares in January 2013 for $109 million at an average purchase price of $39.24. The Company repurchased a total of 12.7 million shares at an average price of $39.38 per share under this program.

As of June 4, 2014, the Company completed its $1 billion share repurchase program that was announced in March 2013 and amended in May 2013, after repurchasing an additional 2.7 million shares during the second quarter of 2014 for $156 million at an average purchase price of $58.72. The Company repurchased a total of 21.1 million shares at an average price of $47.48 per share under this program. In connection with entering into the Merger Agreement (see Note 21, “Merger Agreement and Merger-Related Litigation”), Lorillard suspended future share repurchases.

As of March 31, 2015, total shares repurchased under share repurchase programs authorized by the Board since the separation from Loews in 2008 were as follows:

Program	Amount Authorized	Number of Shares Repurchased
	(In millions)	(In millions)
July 2008 – October 2008	$400	17.6
May 2009 – July 2009	250	11.0
July 2009 – January 2010	750	29.3
February 2010 – May 2010	250	9.8
August 2010 * – August 2011	1,400	45.1
August 2011 – February 2012	750	20.1
August 2012 – January 2013	500	12.7
March 2013 **– June 2014	1,000	21.1

Total	$5,300	166.7

*	As amended on May 19, 2011
**	As amended on May 21, 2013

17.	Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss during the three months ended March 31, 2015 consisted of the following:

	Defined Benefit Pension and Post-Retirement Plan Items	Foreign Currency Translations Adjustments	Unrealized Gain on Investments	Total
	(In millions)
Beginning balance, January 1, 2015	$261	$2	—	$263
Pension and post-retirement plan actuarial losses (gains) and prior service cost	(4)	—	—	(4)
Foreign currency translation adjustments	—	2	—	2
Unrealized gain on investments	—	—	(1)	(1)

Ending balance March 31, 2015	$257	$4	(1)	$260

Reclassifications out of accumulated other comprehensive loss during the period were as follows:

	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Consolidated Statements of Income
	(In millions)
Amortization of defined benefit pension and post-retirement items:
Prior service costs	$(1)	(A)
Actuarial loss	(6)	(A)

	(7)	Total before tax
	3	Income tax benefit

Total reclassifications for the period	$(4)	Net of tax

(A)	These accumulated comprehensive loss components are included in the computation of net periodic pension cost, which is included in cost of sales and selling, general and administrative expenses. See Note 15, “Retirement Plans,” for additional details regarding net periodic pension and other post-retirement benefits costs.

Changes in accumulated other comprehensive loss during the three months ended March 31, 2014 consisted of the following:

	Defined Benefit Pension and Post-Retirement Plan Items	Foreign Currency	Total
	(In millions)
Beginning balance, January 1, 2014	$131	$(1)	$130
Pension and post-retirement plan actuarial losses (gains) and prior service cost	(2)	—	(2)
Foreign currency translation adjustments	—	(1)	(1)

Ending balance March 31, 2014	$129	$(2)	$127

Reclassifications out of accumulated other comprehensive loss during the period were as follows:

	Amount Reclassified from Accumulated Other Comprehensive Loss	Affected Line Item in the Consolidated Statements of Income
	(In millions)
Amortization of defined benefit pension items:
Prior service costs	$(1)	(A)
Actuarial loss	(2)	(A)

	(3)	Total before tax
	1	Income tax benefit

Total reclassifications for the period	$(2)	Net of tax

(A)	These accumulated comprehensive loss components are included in the computation of net periodic pension cost (see Note 15, “Retirement Plans,” for additional details), which is included in cost of sales and selling, general and administrative expenses.

18.	Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, in deciding how to allocate resources to an individual segment and in assessing performance. Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes. Lorillard identifies segments based on how our chief operating decision maker assesses performance and allocates resources, which is based on the types of products sold by each segment. Centrally incurred costs, such as the cost of Lorillard’s sales force and administrative overhead costs, are allocated to each segment based on the percentage of each segment’s budgeted net sales (excluding federal excise taxes) of Lorillard consolidated net sales (excluding federal excise taxes).

The Cigarettes segment consists principally of the operations of Lorillard Tobacco and related entities. Its principal products are marketed under the brand names of Newport, Kent, True, Maverick and Old Gold with substantially all of its sales in the United States of America.

The Electronic Cigarettes segment consists of the operations of LOEC (d/b/a blu eCigs), Cygnet (t/a SKYCIG or blu (U.K.)) and related entities. LOEC is an electronic cigarette company in the United States, and markets its products under the blu eCigs brand. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired certain of the assets and operations of SKYCIG, a United Kingdom based electronic cigarette business on October 1, 2013.

Lorillard maintains its headquarters and manufactures all of its cigarette products at its Greensboro, North Carolina facilities. Substantially all of Lorillard’s sales and fixed assets are in the United States of America. Newport, Kent, True, Maverick, Old Gold, blu eCigs and SKYCIG are the registered trademarks of Lorillard and its subsidiaries. Lorillard sold its major cigarette trademarks outside of the United States in 1977.

	As of or For the Three Months Ended March 31, 2015
	Cigarettes	Electronic Cigarettes	Consolidating Adjustments	Total Lorillard
(In millions)
Net sales	$1,640	$28	$—	$1,668
Cost of sales	979	23	—	1,002

Gross profit	661	5	—	666
Selling, general and administrative	142	37	—	179

Operating income (loss)	$519	$(32)	$—	$487

Depreciation and amortization	$12	$5	$—	$17
Total assets	$3,987	$292	$(125)	$4,154
Capital expenditures	$2	$—	$—	$2

	As of or For the Three Months Ended March 31, 2014
	Cigarettes	Electronic Cigarettes	Consolidating Adjustments	Total Lorillard
(In millions)
Net sales	$1,541	$51	$—	$1,592
Cost of sales	938	35	—	973

Gross profit	603	16	—	619
Selling, general and administrative	120	27	—	147

Operating income (loss)	$483	$(11)	$—	$472

Depreciation and amortization	$13	$6	$—	$19
Total assets	$3,702	$335	$(125)	$3,912
Capital expenditures	$8	$—	$—	$8

19.	Consolidating Financial Information

In June 2009, April 2010, August 2011, August 2012 and May 2013, Lorillard Tobacco, as primary obligor, issued the Notes, which are unconditionally guaranteed in full by the Company for the payment and performance of Lorillard Tobacco’s obligation in connection therewith (see Note 12 for a description of the Notes).

The following sets forth the condensed consolidating balance sheets as of March 31, 2015 and December 31, 2014, condensed consolidating statements of income for the three months ended March 31, 2015 and 2014, condensed consolidating statements of comprehensive income for the three months ended March 31, 2015 and 2014, and condensed consolidating statements of cash flows for the three months ended March 31, 2015 and 2014 for the Company as parent guarantor (herein referred to as “Parent”), Lorillard Tobacco (herein referred to as “Issuer”) and all non-guarantor subsidiaries of the Company and Lorillard Tobacco. These condensed consolidating financial statements were prepared in accordance with Rule 3-10 of SEC Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” Lorillard accounts for investments in these subsidiaries under the equity method of accounting.

Condensed Consolidating Balance Sheets

March 31, 2015

(In millions)

	Parent	Issuer	Non-guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets:
Cash and cash equivalents	$12	$1,550	$358	$—	$1,920
Short term investments	—	329	—	—	329
Accounts receivable, less allowances of $2	—	15	10	—	25
Other receivables (1)	1	20	111	(103)	29
Inventories	—	411	44	—	455
Deferred income taxes	—	512	5	—	517
Other current assets	—	22	11	—	33

Total current assets	13	2,859	539	(103)	3,308
Investment in subsidiaries	—	283	—	(283)	—
Plant and equipment, net	—	295	3	—	298
Long term investments	—	154	—	—	154
Goodwill	—	—	98	—	98
Intangible assets	—	—	58	—	58
Deferred income taxes	—	141	—	(1)	140
Other assets	125	98	—	(125)	98

Total assets	$138	$3,830	$698	$(512)	$4,154

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$—	$26	$10	$—	$36
Accrued liabilities (1)	—	535	22	(103)	454
Settlement costs	—	1,525	—	—	1,525
Income taxes	2	55	102	(1)	158

Total current liabilities	2	2,141	134	(104)	2,173
Long-term debt	—	3,567	—	—	3,567
Investment in subsidiaries	2,270	—	—	(2,270)	—
Postretirement pension, medical and life insurance benefits	—	472	—	—	472
Other liabilities	—	43	158	(125)	76

Total liabilities	2,272	6,223	292	(2,499)	6,288

Shareholders’ Equity (Deficit):
Common stock	4	—	—	—	4
Additional paid-in capital	295	167	221	(388)	295
Retained earnings/ (accumulated deficit)	(1,103)	(2,304)	189	2,115	(1,103)
Accumulated other comprehensive income (loss)	(260)	(256)	(4)	260	(260)
Treasury stock	(1,070)	—	—	—	(1,070)

Total shareholders’ equity (deficit)	(2,134)	(2,393)	406	1,987	(2,134)

Total liabilities and shareholders’ equity (deficit)	$138	$3,830	$698	$(512)	$4,154

(1)	Includes intercompany royalties between Issuer and Non-guarantor Subsidiaries of a corresponding amount.

Condensed Consolidating Balance Sheets

December 31, 2014

(In millions)

	Parent	Issuer	Non-guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets:
Cash and cash equivalents	$11	$1,208	$89	$—	$1,308
Short term investments	—	324	—	—	324
Accounts receivable, less allowances of $2	—	4	9	—	13
Other receivables (1)	1	26	107	(99)	35
Inventories	—	354	50	—	404
Deferred income taxes	—	516	6	—	522
Other current assets	—	25	3	—	28

Total current assets	12	2,457	264	(99)	2,634
Investment in subsidiaries	—	114	—	(114)	—
Plant and equipment, net	—	305	3	—	308
Long term investments	—	167	—	—	167
Goodwill	—	—	100	—	100
Intangible assets	—	—	63	—	63
Deferred income taxes	—	144	—	(2)	142
Other assets	125	94	—	(125)	94

Total assets	$137	$3,281	$430	$(340)	$3,508

Liabilities and Shareholders’ Equity (Deficit):
Accounts and drafts payable	$—	$24	$7	$—	$31
Accrued liabilities (1)	—	441	15	(99)	357
Settlement costs	—	1,187	—	—	1,187
Income taxes	2	7	1	(2)	8

Total current liabilities	2	1,659	23	(101)	1,583
Long-term debt	—	3,561	—	—	3,561
Investment in subsidiaries	2,317	—	—	(2,317)	—
Postretirement pension, medical and life insurance benefits	—	473	—	—	473
Other liabilities	—	42	156	(125)	73

Total liabilities	2,319	5,735	179	(2,543)	5,690

Shareholders’ Equity (Deficit):
Common stock	4	—	—	—	4
Additional paid-in capital	287	158	206	(364)	287
Retained earnings/ (accumulated deficit)	(1,140)	(2,350)	47	2,303	(1,140)
Accumulated other comprehensive income (loss)	(263)	(262)	(2)	264	(263)
Treasury stock	(1,070)	—	—	—	(1,070)

Total shareholders’ equity (deficit)	(2,182)	(2,454)	251	2,203	(2,182)

Total liabilities and shareholders’ equity (deficit)	$137	$3,281	$430	$(340)	$3,508

(1)	Includes intercompany royalties between Issuer and Non-guarantor Subsidiaries of a corresponding amount.

Condensed Consolidating Statements of Income

For the Three Months Ended March 31, 2015

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net sales (including excise taxes of $458) (1)	$—	$1,640	$299	$(271)	$1,668
Cost of sales (including excise taxes of $458)	—	979	23	—	1,002

Gross profit	—	661	276	(271)	666
Selling, general and administrative (1)	1	412	37	(271)	179

Operating income (loss)	(1)	249	239	—	487
Investment income	—	1	—	—	1
Interest income (expense)	1	(44)	(2)	—	(45)

Income before income taxes	—	206	237	—	443
Income taxes	—	73	95	—	168
Equity in earnings of subsidiaries	275	168	—	(443)	—

Net income	$275	$301	$142	$(443)	$275

(1)	Includes intercompany royalties between Issuer and Non-guarantor Subsidiaries of a corresponding amount.

Condensed Consolidating Statements of Income

For the Three Months Ended March 31, 2014

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net sales (including excise taxes of $445) (1)	$—	$1,541	$303	$(252)	$1,592
Cost of sales (including excise taxes of $445)	—	938	35	—	973

Gross profit	—	603	268	(252)	619
Selling, general and administrative (1)	—	371	28	(252)	147

Operating income	—	232	240	—	472
Investment income	—	8	—	—	8
Interest income (expense)	1	(45)	(1)	—	(45)

Income before income taxes	1	195	239	—	435
Income taxes	—	72	92	—	164
Equity in earnings of subsidiaries	270	156	—	(426)	—

Net income	$271	$279	$147	$(426)	$271

(1)	Includes intercompany royalties between Issuer and Non-guarantor Subsidiaries of a corresponding amount.

Condensed Consolidating Statements of Comprehensive Income

For the Three Months Ended March 31, 2015

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated

Net income	$275	$301	$142	$(443)	$275

Other comprehensive income, net of tax:
Defined benefit retirement plans gain, net of tax expense of $3	4	4	—	(4)	4
Foreign currency translation adjustments, net of tax benefit of $1	(2)	—	(2)	2	(2)
Unrealized gain on investments, net of tax expense of $ —	1	1	—	(1)	1

Other comprehensive income	3	5	(2)	(3)	3

Comprehensive income	$278	$306	$140	$(446)	$278

Condensed Consolidating Statements of Comprehensive Income

For the Three Months Ended March 31, 2014

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated

Net income	$271	$279	$147	$(426)	$271

Other comprehensive income, net of tax:
Defined benefit retirement plans gain, net of tax expense of $1	2	2	—	(2)	2
Foreign currency translation adjustments, net of tax expense of $1	1	—	1	(1)	1

Other comprehensive income	3	2	1	(3)	3

Comprehensive income	$274	$281	$148	$(429)	$274

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2015

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net income	$275	$301	$142	$(443)	$275
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity income from subsidiaries	(275)	(168)	—	443	—
Depreciation and amortization	—	12	5	—	17
Pension, health and life insurance benefits expense	—	11	—	—	11
Pension, health and life insurance contributions	—	(2)	—	—	(2)
Deferred income taxes	—	4	—	—	4
Share-based compensation	—	4	—	—	4
Excess tax benefits from share-based arrangements	—	(4)	—	—	(4)
Changes in operating assets and liabilities:
Accounts and other receivables	1	(5)	(4)	3	(5)
Inventories	—	(57)	5	—	(52)
Accounts payable and accrued liabilities	(1)	93	11	(3)	100
Settlement costs	—	338	—	—	338
Income taxes	—	53	98	—	151
Other current assets	1	2	(2)	—	1
Other assets	—	3	—		3
Return on investment in subsidiaries	253	—	—	(253)	—

Net cash provided by (used in) operating activities	254	585	255	(253)	841

Cash flows from investing activities:
Purchases of investments	—	(129)	—	—	(129)
Additions to plant and equipment	—	(2)	—	—	(2)
Sales of investments	—	23	—	—	23
Maturities of investments	—	114	—	—	114
Investments in subsidiary	(15)	—	—	15	—

Net cash provided by (used in) investing activities	(15)	6	—	15	6

Cash flows from financing activities:
Dividends paid	(238)	(253)	—	253	(238)
Contributions from parent	—	—	15	(15)	—
Excess tax benefits from share-based arrangements	—	4	—	—	4

Net cash provided by (used in) financing activities	(238)	(249)	15	238	(234)

Effect of foreign currency rate changes on cash and cash equivalents	—	—	(1)	—	(1)

Change in cash and cash equivalents	1	342	269	—	612
Cash and cash equivalents, beginning of year	11	1,208	89	—	1,308

Cash and cash equivalents, end of period	$12	$1,550	$358	$—	$1,920

Condensed Consolidating Statements of Cash Flows

For the Three Months Ended March 31, 2014

(In millions)

	Parent	Issuer	Non- guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net income	$271	$279	$147	$(426)	$271
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity income from subsidiaries	(270)	(156)	—	426	—
Depreciation and amortization	—	13	6	—	19
Pension, health and life insurance contributions	—	(3)	—	—	(3)
Pension, health and life insurance benefits expense	—	5	—	—	5
Deferred income taxes	—	5	(2)	—	3
Share-based compensation	—	5	—	—	5
Excess tax benefits from share-based arrangements	—	(6)	—	—	(6)
Changes in operating assets and liabilities:
Accounts and other receivables	(1)	(9)	(7)	6	(11)
Inventories	—	(66)	13	—	(53)
Accounts payable and accrued liabilities	(13)	77	—	(6)	58
Settlement costs	—	284	—	—	284
Income taxes	1	40	92	—	133
Other current assets	—	(4)	2	—	(2)
Return on investment in subsidiaries	235	—	—	(235)	—

Net cash provided by (used in) operating activities	223	464	251	(235)	703

Cash flows from investing activities:
Purchases of investments	—	(297)	—	—	(297)
Additions to plant and equipment	—	(8)	—	—	(8)
Sales of investments Maturities of investments	— —	16 43	— —	— —	16 43

Net cash provided by (used in) investing activities	—	(246)	—	—	(246)

Cash flows from financing activities:
Dividends paid	(224)	(235)	—	235	(224)
Shares repurchased	(158)	—	—	—	(158)
Excess tax benefits from share-based arrangements	—	6	—	—	6

Net cash provided by (used in) financing activities	(382)	(229)	—	235	(376)

Change in cash and cash equivalents	(159)	(11)	251	—	81
Cash and cash equivalents, beginning of year	341	1,002	111	—	1,454

Cash and cash equivalents, end of period	$182	$991	$362	$—	$1,535

20.	Legal Proceedings

Overview

As of April 16, 2015, 6,953 product liability cases are pending against cigarette manufacturers in the United States. Lorillard Tobacco is a defendant in 6,027 of these cases. Lorillard, Inc. is a co-defendant in 632 pending cases, and is a defendant in one case in which Lorillard Tobacco is not a defendant. A total of 3,417 of these lawsuits are Engle Progeny Cases, described below. In addition to the product liability cases, Lorillard Tobacco and, in some instances, Lorillard, Inc., are defendants in Filter Cases and Tobacco-Related Antitrust Cases.

Pending cases against Lorillard are those in which Lorillard Tobacco or Lorillard, Inc. have been joined to the litigation by either receipt of service of process, or execution of a waiver thereof, and a dismissal order has not been entered with respect to Lorillard Tobacco or Lorillard, Inc. Certain Flight Attendant Cases that were dismissed for administrative reasons, but which may be reinstated pursuant to the settlement agreement in Broin v. Philip Morris Companies, Inc., et al. have been included in the count of pending cases. The table below lists the number of certain tobacco-related cases pending against Lorillard as of the date listed. A description of each type of case follows the table.

Type of Case	Total Number of Cases Pending against Lorillard as of April 16, 2015
Conventional Product Liability Cases	25
Engle Progeny Cases	3,417
West Virginia Individual Personal Injury Cases	38
Flight Attendant Cases	2,546
Class Action Case	1
Reimbursement Case	1
Filter Cases	57
Tobacco-Related Antitrust Case	1

Conventional Product Liability Cases. Conventional Product Liability Cases are brought by individuals who allege cancer or other health effects caused by smoking cigarettes, by using smokeless tobacco products, by addiction to tobacco, or by exposure to environmental tobacco smoke. Lorillard Tobacco is a defendant in each of the Conventional Product Liability cases listed in the table above, and Lorillard, Inc. is a co-defendant in three of the Conventional Product Liability Cases.

Engle Progeny Cases. Engle Progeny Cases are brought by individuals who purport to be members of the decertified Engle class. These cases are pending in a number of Florida courts. Lorillard Tobacco is a defendant in 3,416 of the Engle Progeny Cases listed in the above table. Lorillard, Inc. is a co-defendant in 629 Engle Progeny Cases, and is a defendant in one case in which Lorillard Tobacco is not a defendant. The time period for filing Engle Progeny Cases expired in January 2008 and no additional cases may be filed. Some of the Engle Progeny Cases were filed on behalf of multiple class members. Some of the courts hearing the cases filed by multiple class members have severed these suits into separate individual cases. It is possible the remaining suits filed by multiple class members may also be severed into separate individual cases.

West Virginia Individual Personal Injury Cases. In a 1999 administrative order, the West Virginia Supreme Court of Appeals transferred to the West Virginia Mass Litigation Panel a group of cases brought by individuals who allege cancer or other health effects caused by smoking cigarettes, smoking cigars, or using smokeless tobacco products (the “West Virginia Individual Personal Injury Cases”). The plaintiffs’ claims alleging injury from smoking cigarettes were consolidated for trial. The plaintiffs’ claims alleging injury from the use of other tobacco products were severed from the consolidated cigarette claims and have not been consolidated for trial. The time for filing a case that could be consolidated for trial with the West Virginia Individual Personal Injury Cases expired in 2000. Lorillard Tobacco is a defendant in each of the West Virginia Individual Personal Injury Cases listed in the above table. Lorillard, Inc. is not a defendant in any of the West Virginia Individual Personal Injury Cases. After the consolidated Phase I trial in 2013, judgment was entered for the defendants on all but one of the plaintiffs’ claims. That judgment was affirmed by the West Virginia Supreme Court of Appeals in 2014. The trial court has not determined whether the plaintiffs in any West Virginia Individual Personal Injury Case can proceed to a Phase II trial on causation and damages against Lorillard Tobacco.

Flight Attendant Cases. Flight Attendant Cases are brought by non-smoking flight attendants alleging injury from exposure to environmental smoke in the cabins of aircraft. Plaintiffs in these cases may not seek punitive damages for injuries that arose prior to January 15, 1997. Lorillard Tobacco is a defendant in each of the Flight Attendant Cases listed in the above table. Lorillard, Inc. is not a defendant in any of the Flight Attendant Cases. The time for filing Flight Attendant Cases expired in 2000 and no additional cases in this category may be filed.

Class Action Cases. Class Action Cases are purported to be brought on behalf of large numbers of individuals for damages allegedly caused by smoking. Lorillard Tobacco but not Lorillard, Inc. is a defendant in the Class Action Case listed in the above table. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in additional Class Action Cases that are pending against other cigarette manufacturers, including approximately 16 “lights” Class Action Cases and one Class Action Case seeking a court-supervised medical monitoring program.

Reimbursement Cases. Reimbursement Cases are brought by or on behalf of entities seeking equitable relief and reimbursement of expenses incurred in providing health care to individuals who allegedly were injured by smoking. Plaintiffs in these cases have included the U.S. federal government, U.S. state and local governments, foreign governmental entities, hospitals or hospital districts, American Indian tribes, labor unions, private companies and private citizens. Included in this category is the suit filed by the federal government, United States of America v. Philip Morris USA, Inc., et al., (“Philip Morris”), that sought to recover profits earned by the defendants and other equitable relief. Lorillard Tobacco is a defendant in the case, and Lorillard, Inc. is not a party to this case. In August 2006, the trial court issued its final judgment and remedial order and granted injunctive and other equitable relief. The final judgment did not award monetary damages. In May 2009, the final judgment was largely affirmed by an appellate court. In June 2010, the U.S. Supreme Court denied review of the case. Some aspects of the relief granted in the 2006 remedial order are still being litigated and have not yet been implemented. See “Reimbursement Cases” below.

Filter Cases. Filter Cases are brought by individuals, including former employees of a predecessor of Lorillard Tobacco, who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by Lorillard for a limited period of time ending more than 50 years ago. Lorillard Tobacco is a defendant in 56 of the 57 Filter Cases listed in the above table. Lorillard, Inc. is a co-defendant in two of the 56 Filter Cases that are pending against Lorillard Tobacco. Lorillard, Inc. is also a defendant in one additional Filter Case in which Lorillard Tobacco is not a defendant.

Tobacco-Related Antitrust Cases. In 2000 and 2001, a number of cases were brought against cigarette manufacturers, including Lorillard Tobacco, alleging that defendants conspired to set the price of cigarettes in violation of federal and state antitrust and unfair business practices statutes. Plaintiffs sought class certification on behalf of persons who purchased cigarettes directly or indirectly from one or more of the defendant cigarette manufacturers. Lorillard Tobacco is a defendant in one Tobacco-Related Antitrust Case as set forth in the table above. Lorillard, Inc. is not a defendant in this case. All of the other cases have been either successfully defended or voluntarily dismissed.

Loss Accrual and Disclosure Policy

Lorillard establishes accruals in accordance with Accounting Standards Codification Topic 450, Contingencies (“ASC 450”), when a material litigation liability is both probable and can be reasonably estimated. There are a number of factors impacting Lorillard’s ability to estimate the possible loss or a range of loss, including the specific facts of each matter; the legal theories proffered by plaintiffs and legal defenses available to Lorillard Tobacco and Lorillard, Inc.; the wide-ranging outcomes reached in similar cases; differing procedural and substantive laws in the various jurisdictions in which lawsuits have been filed, including whether punitive damages may be pursued or are permissible; the degree of specificity in a plaintiff’s complaint; the history of the case and whether discovery has been completed; plaintiffs’ history of use of Lorillard Tobacco’s cigarettes relative to those of the other defendants; the attribution of damages, if any, among multiple defendants; the application of contributory and/or comparative negligence to the allocation of damage awards among plaintiffs and defendants; the likelihood of settlements for de minimis amounts prior to trial; the likelihood of success at trial; the likelihood of success on appeal; and the impact of current and pending state and federal appellate decisions. It has been Lorillard’s experience and is its continued expectation that the above complexities and uncertainties will not be clarified until the late stages of litigation. For those reasonably possible loss contingencies for which an estimate of the possible loss or range of loss cannot be made, Lorillard discloses the nature of the litigation and any developments as appropriate.

Lorillard monitors the status of all outstanding litigation on an ongoing basis in order to determine the probability of loss and assess whether an estimate of the possible loss or range of loss can be determined. In evaluating litigation, Lorillard considers, among other things, the nature of the claims; the jurisdiction in which the claims have been filed and the law and case law developed in that jurisdiction; the experience of plaintiffs’ counsel in this type of litigation; the parties’ respective litigation strategies; the stage of the proceedings; the outcome of the matters at trial or on appeal; the type and amount of damages claimed by plaintiffs; the outcomes and damage awards, if any, for similar matters brought against Lorillard and/or the tobacco industry; and the possibility and likelihood of success on appeal. Lorillard’s assessment of a possible loss or range of loss is based on its assessment of the final outcome of the litigation upon the conclusion of all appeals.

Lorillard records provisions in the consolidated financial statements for pending litigation when it determines that it is probable that a loss has been incurred and the amount of loss can be reasonably estimated. Except for the impact of the State Settlement Agreements, the U.S. Government Case and certain Engle Progeny Cases as described below, while it is reasonably possible that a loss has been incurred, (i) management has concluded that it is not probable that a loss has been incurred in any material pending litigation against Lorillard, (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable outcome in any material pending litigation due to the many variables, uncertainties and complexities described above, and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for possible losses related to material pending litigation. It is possible that Lorillard’s results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially adversely affected by an unfavorable outcome or settlement of certain pending or future litigation or an inability to secure bonds where required to stay the execution of judgments on appeal.

Tobacco-Related Product Liability Litigation

Conventional Product Liability Cases

On July 30, 2014, a verdict was returned in Major v. R.J. Reynolds Tobacco Company, et al. (California Superior Court, Los Angeles County), a case in which plaintiff alleged that the smoker’s injuries were caused by asbestos fiber and tobacco smoke inhalation. Lorillard Tobacco was the sole defendant at trial. The jury awarded plaintiff $2,736,700 in economic compensatory damages and $15,000,000 in non-economic compensatory damages, for a total compensatory damages award of $17,736,700. Punitive damages were not at issue in this trial. The jury apportioned 50% of the fault for the smoker’s injuries to the smoker, 17% to Lorillard Tobacco, and 33% to exposure to cigarettes manufactured by companies other than Lorillard Tobacco. The jury found that exposure to asbestos was not a substantial factor in the smoker’s injuries. On August 25, 2014, the Court entered judgment awarding plaintiff $2,550,000 in non-economic damages (which represents Lorillard Tobacco’s 17% share as found by the jury) and the amount of $1,368,350 in economic damages (under California law, Lorillard Tobacco is responsible for the amount of economic damages that the jury found was the fault of anyone other than plaintiff, not just its 17% share), for a total award against Lorillard Tobacco of $3,918,350. On September 17, 2014, Lorillard Tobacco filed a motion for a new trial and a motion for judgment notwithstanding the verdict, which the Court denied on October 28, 2014. On November 17, 2014, the Court granted in part and denied in part plaintiff’s motion for trial court costs and pre-judgment interest on the damages award, determining that pre-judgment interest accrued over an approximately five year period, excluding an approximately six year period during which the case was dismissed prior to re-filing. On November 26, 2014, Lorillard Tobacco noticed an appeal to the California Second District Court of Appeal from the final judgment awarding compensatory damages and the order granting in part trial court costs and pre-judgment interest. Plaintiff has also noticed an appeal from the order denying in part pre-judgment interest.

Since January 1, 2010, verdicts have been returned in eleven Conventional Product Liability Cases against cigarette manufacturers, in addition to the Major case discussed above. Lorillard Tobacco was the only defendant in one of these eleven trials, Evans v. Lorillard Tobacco Company (Superior Court, Suffolk County, Massachusetts). Lorillard Tobacco paid $79 million in compensatory damages and interest to fully satisfy the Evans judgment in October 2013.

Neither Lorillard Tobacco nor Lorillard, Inc. was a defendant in the ten other trials since January 1, 2010. Juries found in favor of the plaintiffs and awarded compensatory damages in four of these trials and also awarded $4.0 million in punitive damages in one trial. Defendants appealed the verdicts in three of these trials. The verdict in the first case was affirmed on appeal in July 2013; judgment was satisfied and this case is concluded. As of April 16, 2015 the appeal in the second case remains pending. In September 2013, an agreement was reached between the parties in the third case and no further appellate review was taken. Satisfaction of judgment has been filed and this case is concluded. The verdict in the fourth case was affirmed on appeal in January 2015, the defendant satisfied the judgment and the case is concluded. The plaintiff in another case was awarded $25 million in punitive damages in a retrial ordered by an appellate court in which the jury was permitted to consider only the amount of punitive damages to award. Defendant’s appeal of the judgment in this case remains pending. Juries found in favor of the defendants in the five other trials. Three of these five cases have concluded. Plaintiffs in two of the cases did not pursue appeals. Plaintiff in the third case noticed an appeal, which was affirmed in February 2013, and then did not seek any further review. Plaintiff in the fourth case filed a notice of appeal to the Alaska Supreme Court from the order denying plaintiff’s motion for a new trial and that appeal remains pending. Plaintiff in the fifth case noticed an appeal and the appellate court reversed the defense verdict and ordered the case returned to the trial court for a new trial.

In rulings addressing cases tried in earlier years, some appellate courts have reversed verdicts returned in favor of the plaintiffs in whole or in part, while other judgments that awarded damages to smokers have been affirmed on appeal. Manufacturers have exhausted their appeals and have been required to pay damages to plaintiffs in sixteen individual cases since 2001. Punitive damages were paid to the smokers in six of these cases. Neither Lorillard Tobacco nor Lorillard, Inc. was a party to any of these matters.

As of April 16, 2015, there were three cases scheduled for trial in 2015. As of April 16, 2015, neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in any of these cases. Trial dates are subject to change.

Engle Progeny Cases

In 2006, the Florida Supreme Court issued a ruling in Engle v. R.J. Reynolds Tobacco Co., et al., which had been certified as a class action on behalf of Florida residents, and survivors of Florida residents, who were injured or died from medical conditions allegedly caused by addiction to smoking. During a three-phase trial, a Florida jury awarded compensatory damages to three individuals and approximately $145 billion in punitive damages to the certified class. In its 2006 decision, the Florida Supreme Court vacated the punitive damages award, determined that the case could not proceed further as a class action and ordered decertification of the class. The Florida Supreme Court also reinstated the compensatory damages awards to two of the three individuals whose claims were heard during the first phase of the Engle trial. These two awards totaled $7 million, and both verdicts were paid in February 2008. Lorillard Tobacco’s payment to these two individuals, including interest, totaled approximately $3 million.

The Florida Supreme Court’s 2006 ruling also permitted Engle class members to file individual actions, including claims for punitive damages. The court further held that these individuals are entitled to rely on a number of the jury’s findings in favor of the plaintiffs in the first phase of the Engle trial. The time period for filing Engle Progeny Cases expired in January 2008 and no additional cases may be filed. In 2009, the Florida Supreme Court rejected a petition that sought to extend the time for purported class members to file an additional lawsuit.

Engle Progeny Cases are pending in various Florida state and federal courts. Some of the Engle Progeny Cases were filed on behalf of multiple plaintiffs. Various courts have entered orders severing the cases filed by multiple plaintiffs into separate actions. In 2009, one Florida federal court entered orders that severed the claims of approximately 4,400 Engle Progeny plaintiffs, initially asserted in a small number of multi-plaintiff actions, into separate lawsuits. In some cases, spouses or children of alleged former class members have also brought derivative claims. In 2011, approximately 500 cases that were among the 4,400 cases severed into separate lawsuits in 2009, filed by family members of alleged former class members, were combined with the cases filed by the smoker from which the family members’ claims purportedly derived.

On August 1, 2013, Judge William G. Young of the District of Massachusetts took over responsibility for the Engle cases in the Middle District of Florida, Jacksonville Division. Pursuant to orders entered by Judge Young in 2013 and 2014, approximately 1,203 federal Engle cases were assigned trial readiness dates. Since these orders were issued, Lorillard Tobacco was dismissed from 771 cases. On February 25, 2015, the United States District Court for the Middle District of Florida entered an order reflecting that Lorillard Tobacco, Phillip Morris and R.J. Reynolds had tentatively agreed upon a settlement in the majority of the Engle cases pending in Federal court. Lorillard’s share of the resolution is $15 million, which was recorded as a component of selling, general and administrative expenses during the first quarter of 2015. Lorillard Tobacco is a defendant in 387 of the remaining pending cases that are subject to the tentative settlement. All of the cases subject to the tentative settlement are administratively closed for a period of 90 days to allow for approval of the distribution process. This period may be reasonably extended by the Special Master if necessary. During this period, all deadlines, hearings, and trials pending in these cases are canceled. Any of these cases may be reopened upon motion of any party for any reason on or after May 27, 2015 or prior to May 27, 2015 for good cause shown. On April 6, 2015, the Court appointed a Special Master to oversee the administration and completion of the tentative settlement agreement. Lorillard Tobacco is a defendant in 45 pending cases not subject to the tentative settlement, including the Burkhart and Harris cases, discussed below. All deadlines remain in effect for these cases. The parties had previously agreed to resolve 25 of these 45 pending cases, and these cases remain subject to those previous resolution agreements.

On July 7, 2014, Plaintiffs filed a notice of appeal to the United States Court of Appeals for the Eleventh Circuit from an order dismissing 14 cases for failure to produce signed authorizations, and that appeal is stayed pending final approval of the tentative federal settlement discussed above, as of April 16, 2015. Other courts, including state courts, have entered orders dismissing additional cases.

Various intermediate state and federal Florida appellate courts have issued rulings that address the scope of the preclusive effect of the findings from the first phase of the Engle trial, including whether those findings relieve plaintiffs from the burden of proving certain legal elements of their claims. The Florida Supreme Court granted review in the Douglas case, in which a verdict awarding compensatory damages to the plaintiff was affirmed by an intermediate state Florida appellate court, to address the issue of whether a tobacco manufacturer’s due process rights are violated by reliance upon the Engle Phase I findings. On March 14, 2013, the Florida Supreme Court ruled that application of the Engle Phase I findings to establish certain elements of plaintiffs’ claims is not a violation of the Engle defendants’ due process rights. In order to prevail on either strict liability or negligence claims, the Court found that an Engle plaintiff must establish (i) membership in the Engle class; (ii) that addiction to smoking the Engle defendants’ cigarettes containing nicotine was a legal cause of the injuries the plaintiff alleged; and (iii) damages. On August 12, 2013, defendants filed a petition with the United States Supreme Court seeking review of the Florida Supreme Court’s decision. This petition for review was denied on October 7, 2013. The due process issue was also on appeal in the United States Court of Appeals for the Eleventh Circuit in two cases that had been consolidated for appeal: Duke and Walker. On September 6, 2013, the United States Court of Appeals for the Eleventh Circuit affirmed the verdicts in these cases, holding that the judgment of the Florida Supreme Court in Douglas should be given full faith and credit, and that deference to the decision in Douglas did not violate the due process rights of the defendant. The defendant filed a petition for rehearing of the decision in Duke and Walker with the United States Court of Appeals for the Eleventh Circuit in October 2013. On October 31, 2013, the United States Court of Appeals for the Eleventh Circuit vacated and reconsidered its original opinion. The Court entered a new opinion that is substantively similar to the original opinion. On November 7, 2013, the Court denied defendant’s petition for rehearing. On November 13, 2013, the defendant filed a second petition, seeking review of the October 31, 2013 opinion. On January 6, 2014, the Court denied this petition. On March 28, 2014, the defendant in Duke and Walker filed a petition with the United States Supreme Court seeking to answer the question of whether the Engle Phase I findings can be applied to establish certain elements of plaintiffs’ claims. On the same date, defendants filed similar petitions in the Brown case (an appeal from a Florida state court trial), as well as in eight other state court cases, including two cases in which Lorillard Tobacco is a defendant (Mrozek and Sury). The defendants requested that these petitions be held pending disposition of the Duke, Walker, and Brown cases, and resolved in a similar manner. On June 9, 2014, the United States Supreme Court declined to accept review of the Duke and Walker cases. On the same date, the United States Supreme Court declined to accept review of the Brown case and the eight other state court cases, including Mrozek and Sury, discussed below.

Various courts, including appellate courts, have issued rulings that have addressed the conduct of the cases prior to trial. One intermediate Florida state appellate court ruled in 2011 that plaintiffs are permitted to assert a claim against a cigarette manufacturer even if the smoker did not smoke a brand produced by that manufacturer. Defendants’ petition for review of this decision by the Florida Supreme Court was denied in August 2012. In March 2012, another intermediate state appellate court agreed with the 2011 ruling and reversed dismissals in a group of cases. In June and July 2013, the Florida Supreme Court denied defendants’ petitions for review of the intermediate appellate court’s decision in these cases. These rulings may limit the ability of the defendants, including Lorillard Tobacco and Lorillard, Inc., to be dismissed from cases in which smokers did not use a cigarette manufactured by Lorillard Tobacco. In October 2012, the Florida First District Court of Appeal affirmed a judgment awarding compensatory damages only; however the appeals court certified to the Florida Supreme Court the question of whether Engle class members may pursue an award of punitive damages based on claims of negligence or strict liability. On February 28, 2014 the Florida Supreme Court announced it would grant review of this case. In June 2013, the Florida Supreme Court reversed an intermediate state appellate court and held that a plaintiff’s representative may continue to litigate an existing lawsuit after the original plaintiff has died. Defendants did not seek further review of this decision. In December 2013, the Florida First District Court of Appeal affirmed the summary judgments in favor of the defendants regarding three plaintiffs who had opted out of the Engle class and subsequently reapplied for admission. The Court held that the Florida Supreme Court’s decision in Engle did not provide any basis for the readmission of a former class member in the event that they had timely opted out of the class and did not initiate an individual action until after the statute of limitations had run. Lorillard Tobacco was a defendant in two of these cases.

In connection with the Engle Progeny Cases, Lorillard and various other tobacco manufacturing defendants face various other legal issues that could materially affect the outcome of the Engle cases. These legal issues include, but are not limited to, the application of the statute of limitations, the constitutionality of a cap on the amount of a bond necessary to obtain an automatic stay of a post-trial judgment, whether a judgment based on a claim of intentional conduct should be reduced by a jury’s findings of comparative fault, whether damages can be awarded jointly and severally, and whether plaintiffs’ strict liability and negligence claims are preempted by federal law. Various intermediate Florida appellate courts and Florida Federal Courts have issued rulings on these issues.

On April 8, 2015, the Eleventh Circuit Court of Appeals issued an opinion in the federal Graham case, reversing the Middle District of Florida’s denial of judgment as a matter of law. In that case, a jury awarded plaintiff compensatory damages on his strict liability and negligence claims. The Court held that strict liability and negligence claims based on the findings of the jury in the original Engle class action are preempted by federal laws regulating cigarettes. The Court further held that basing strict liability and negligence claims on the Engle findings implies that all cigarettes sold during the class period were defective as a matter of law and that therefore the only way that cigarette manufacturers could not breach their duty would be to not sell cigarettes, a result at odds with the objectives of Congress’ decision to regulate, and not ban, cigarettes.

On April 2, 2015, the Florida Supreme Court issued an opinion in the Hess case, reinstating a judgment awarding punitive damages that had been reversed by an intermediate Florida appellate court. The Court held that the Engle defendants are precluded from asserting a statute of repose defense to an Engle plaintiff’s fraud claim as a matter of law. Three other cases in which punitive damage awards were reversed, and which were stayed pending resolution of Hess, are pending before the Florida Supreme Court. Neither Lorillard Tobacco, nor Lorillard Inc. are defendants in Hess or the other three cases pending before the Florida Supreme Court. Also on April 2, 2015, in a related ruling, the Florida Supreme Court in the Russo case upheld the trial court’s decision to deny defendants’ requested jury instruction on the fraud statute of repose. The Florida Supreme Court held that the requested jury instruction would have precluded the jury from considering any evidence of reliance on defendants’ statements prior to the repose period. The Court reiterated its holding in Hess. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in Russo.

Lorillard Tobacco and Lorillard, Inc. are defendants in Engle Progeny Cases that have been placed on courts’ 2015 trial calendars or in which specific trial dates have been set. Trial schedules are subject to change and it is not possible to predict how many of the cases pending against Lorillard Tobacco or Lorillard, Inc. will be tried in 2015. It also is not possible to predict whether some courts will implement procedures that consolidate multiple Engle Progeny Cases for trial.

As of April 16, 2015, trial was not underway in any Engle Progeny Cases in which either Lorillard Tobacco or Lorillard, Inc. is a defendant.

As of April 16, 2015, verdicts had been returned in twenty-one Engle Progeny Cases in which Lorillard Tobacco was a defendant. Lorillard, Inc. was a defendant in one of these twenty-one cases at the time of verdict. Juries awarded compensatory damages to the plaintiffs in sixteen of these cases. In four of the sixteen cases in which juries awarded compensatory damages, plaintiffs were awarded punitive damages from Lorillard Tobacco. In another case, the court entered an order following trial that awarded plaintiff compensatory damages. The twenty-one cases in which Lorillard Tobacco was a defendant are listed below in the order in which the verdicts were returned:

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In Rohr v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Seventeenth Judicial Circuit, Broward County, Florida), a jury returned a verdict in favor of the defendants, including Lorillard Tobacco, in October 2010. Plaintiff in Rohr did not pursue an appeal and the case is concluded.

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In Mrozek v. Lorillard Tobacco Company (Circuit Court, Fourth Judicial Circuit, Duval County, Florida), the jury awarded plaintiff a total of $6 million in compensatory damages and $11.3 million in punitive damages in March 2011. The jury apportioned 35% of the fault for the smoker’s injuries to the smoker and 65% to Lorillard Tobacco. The final judgment entered by the trial court reflected the jury’s verdict and awarded plaintiff $3,900,588 in compensatory damages and $11,300,000 in punitive damages plus the applicable statutory rates of annual interest. In December 2012, the Florida First District Court of Appeal affirmed the final judgment awarding compensatory and punitive damages and Lorillard Tobacco’s motion for rehearing of the appellate court opinion was denied in February 2013. In March 2013, Lorillard Tobacco filed a notice with the Florida Supreme Court seeking review of the appellate court decision. On February 13, 2014, the Florida Supreme Court declined to grant review of this case. In March 2014, Lorillard Tobacco amended the bond necessary to maintain a stay on payment of the final judgment. On March 28, 2014, Lorillard Tobacco filed a petition with the United States Supreme Court, seeking review of the due process issue, and requested that the petition be held and resolved in the same manner as the Duke, Walker, and Brown cases, also pending before the United States Supreme Court. On June 9, 2014, the United States Supreme Court denied the petitions seeking review. The trial court announced on June 25, 2014 that it had granted Lorillard Tobacco’s motion to determine the applicable rates of post-judgment interest that were in dispute. On June 27, 2014, Lorillard Tobacco made a payment of $17,500,197 to satisfy the final judgment awarding compensatory and punitive damages and post-judgment interest. On July 25, 2014, the court entered an order confirming satisfaction of judgment. On July 28, 2014, plaintiff appealed the order determining the rate of post-judgment interest payable on the final judgment, and that appeal remained pending as of April 16, 2015. The Florida First District Court of Appeal provisionally granted plaintiff’s motion for intermediate appellate court attorneys’ fees, ruling that the trial court is authorized to award appellate fees if the trial court determines entitlement to attorneys’ fees. In June 2013, the trial court granted plaintiff’s motion for entitlement to trial court attorneys’ costs and fees and also determined that plaintiff was entitled to intermediate appellate court attorneys’ fees. As of April 16, 2015, the trial court had not determined the amount of trial court or intermediate appellate court fees to award. On February 13, 2014, the Florida Supreme Court provisionally granted plaintiff’s motion for attorneys’ fees in connection with the appeal to the Florida Supreme Court, in the amount of $2,500, conditioned on the trial court’s determination of entitlement.

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In Tullo v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida), the jury awarded plaintiff a total of $4.5 million in compensatory damages, in April 2011. The jury assessed 45% of the fault to the smoker, 5% to Lorillard Tobacco and 50% to other defendants. The jury did not award punitive damages to the plaintiff. The court entered a final judgment that awarded plaintiff $225,000 in compensatory damages from Lorillard Tobacco plus 6% annual interest. On October 16, 2013, defendants noticed an appeal from the final judgment to the Florida Fourth District Court of Appeal. In August 2013, the Florida Fourth District Court of Appeal affirmed the final judgment. Defendants filed a notice with the Florida Supreme Court seeking review of the appellate court decision. On March 10, 2014, the trial court entered an order confirming that Lorillard Tobacco had satisfied the judgment awarding compensatory damages and post-judgment interest for an amount totaling approximately $263,400. On March 18, 2014, Lorillard Tobacco filed a notice of voluntary dismissal of their petition seeking review of the Florida Supreme Court and the Court entered an order dismissing the petition for review as to Lorillard Tobacco on May 21, 2014. The Florida Supreme Court declined to accept review of the petition as to the other defendants. Plaintiff is not entitled to recover trial or appellate fees from Lorillard Tobacco.

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In Sulcer v. Lorillard Tobacco Company, et al. (Circuit Court, First Judicial Circuit, Escambia County, Florida), in April 2011, the jury awarded $225,000 in compensatory damages to the plaintiff and it assessed 95% of the fault for the smoker’s injuries to the smoker with 5% allocated to Lorillard Tobacco. The jury did not award punitive damages to the plaintiff. The court entered a final judgment that incorporated the jury’s determination of the parties’ fault and awarded plaintiff $11,250 in compensatory damages. Lorillard Tobacco paid approximately $246,000 to resolve the verdict, costs and fees, as well as all post-trial motions and any potential appeal by the plaintiff. Following this payment, Sulcer was concluded.

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In Jewett v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fourth Judicial Circuit, Duval County, Florida), the jury awarded the estate of the decedent $692,981 in compensatory damages and awarded the plaintiff $400,000 for loss of companionship in May 2011. The jury assessed 70% of the responsibility for the decedent’s injuries to the decedent, 20% to R.J. Reynolds and 10% to Lorillard Tobacco. The jury did not award punitive damages to the plaintiff. The final judgment entered by the trial court reflected the jury’s verdict and awarded plaintiff a total of $109,298 from Lorillard Tobacco plus 6% annual interest. In June 2012, an agreement was reached between the parties as to the amount of trial court costs and attorneys’ fees incurred, should the judgment be upheld on appeal, and plaintiff’s motion for costs and attorneys’ fees was withdrawn. In November 2012, the Florida First District Court of Appeal reversed the judgment awarding compensatory damages and ordered the case returned to the trial court for a new trial. In January 2013, the appellate court denied a motion filed by the plaintiff for rehearing of the decision reversing the judgment. Both the plaintiff and defendants filed notices with the Florida Supreme Court seeking review of the appellate court decision. On February 14, 2014, the Florida Supreme Court declined to grant review of this case. As of April 16, 2015, a new trial date had not been set.

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In Weingart v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida), in July 2011, the jury determined that the decedent did not sustain any compensatory damages from the defendants, including Lorillard Tobacco, and it returned a verdict for the defendants that punitive damages were not warranted. The jury assessed 91% of the fault for the decedent’s injuries to the decedent, 3% to Lorillard Tobacco and 3% to each of the other two defendants. Following trial, the court granted in part a motion filed by the plaintiff to award damages and it awarded plaintiff $150,000 in compensatory damages. The court entered a final judgment that applied the jury’s comparative fault determinations to the court’s award of compensatory damages. The final judgment awarded plaintiff $4,500 from Lorillard Tobacco. Defendants noticed an appeal to the Florida Fourth District Court of Appeal from the order that awarded compensatory damages to the plaintiff and amended their notice of appeal to address the final judgment. On February 13, 2013, the Florida Fourth District Court of Appeal affirmed the final judgment awarding compensatory damages. Defendants filed a notice with the Florida Supreme Court seeking review of this decision. In March 2012, the trial court entered a judgment against the defendants for costs with Lorillard Tobacco’s share amounting to $43,081 plus 4.75% annual interest. Defendants noticed an appeal from this costs judgment. In June 2013, all defendants satisfied both the final judgment awarding compensatory damages and the costs judgment, with Lorillard Tobacco’s share amounting to approximately $50,000. Defendants’ petition for Florida Supreme Court review and the appeal from the costs judgment have been dismissed. This case is concluded.

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In Sury v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fourth Judicial Circuit, Duval County, Florida), in November 2011, the jury awarded plaintiff $1,000,000 in compensatory damages and assessed 60% of the responsibility for the decedent’s injuries to the decedent, 20% to Lorillard Tobacco and 20% to R.J. Reynolds. The jury returned a verdict for the defendants regarding whether punitive damages were warranted. In March 2012, the court entered a final judgment against defendants in the amount of $1,000,000, jointly and severally, plus 4.75% annual interest, declining to apply the jury’s comparative fault findings to causes of action alleging intentional conduct. On June 24, 2013, the Florida First District Court of Appeal affirmed the final judgment. Defendants’ motion for rehearing of this decision with the Florida First District Court of Appeal was denied in August 2013. The Florida Supreme Court declined review of the intermediate appellate court decision in January 2014. On March 28, 2014, defendants filed a petition with the United States Supreme Court, seeking review of the due process issue, and requested that the petition be held and resolved in the same manner as the Duke, Walker, and Brown cases, also pending before the United States Supreme Court. On June 9, 2014, the United States Supreme Court denied the petitions seeking review. On June 19, 2014, Lorillard Tobacco made a payment of $1,659,674 to satisfy the final judgment awarding compensatory damages plus post judgment interest, trial level attorneys’ fees and costs, and Florida Supreme Court fees. The Court entered an order confirming satisfaction of judgment on July 24, 2014. In June 2013, the First District Court of Appeal determined that plaintiff was entitled to attorneys’ fees in connection with the appeal to the First District Court of Appeal and directed the trial court to determine the amount. As of April 16, 2015, the trial court had not determined the amount.

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In Alexander v. Lorillard Tobacco Company, et al. (Circuit Court, Eleventh Judicial Circuit, Miami-Dade County, Florida), the jury awarded plaintiff $20,000,000 in compensatory damages and $25,000,000 in punitive damages in February and March 2012. Lorillard Tobacco is the only defendant in this case. The jury apportioned 20% of the fault for the smoker’s injuries to the smoker and 80% to Lorillard Tobacco. In March 2012, the court entered a final judgment that applied the jury’s comparative fault determination to the court’s award of compensatory damages, awarding the plaintiff $16,000,000 in compensatory damages and $25,000,000 in punitive damages from Lorillard Tobacco. In May 2012, the court granted a motion by Lorillard Tobacco to lower the amount of compensatory damages and reduced the amount awarded to $10,000,000 from Lorillard Tobacco. Other post-trial motions challenging the verdict were denied. The court entered an amended final judgment that applied the jury’s comparative fault determination to the court’s award of compensatory damages, awarding the plaintiff $8,000,000 in compensatory damages and $25,000,000 in punitive damages. The court also awarded plaintiff post-judgment interest (based on a statutory rate) on the compensatory and punitive damages. Lorillard Tobacco noticed an appeal from the amended final judgment to the Florida

Third District Court of Appeal. On September 4, 2013, the Florida Third District Court of Appeal affirmed the amended final judgment. Lorillard Tobacco’s motion for rehearing of this decision with the Florida Third District Court of Appeal was denied in October 2013. Lorillard Tobacco filed a petition with the Florida Supreme Court seeking review of the intermediate appellate court decision in November 2013, and this petition was denied on September 9, 2014. On September 23, 2014, Lorillard Tobacco made a payment of $38,960,916 to resolve all damages, costs and fees and post-judgment interest. Plaintiff filed a satisfaction of judgment on September 29, 2014 and the Court confirmed satisfaction of judgment on October 3, 2014. This case is concluded.

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In Calloway v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Seventeenth Judicial Circuit, Broward County, Florida), the jury awarded plaintiff and a daughter of the decedent a total of $20,500,000 in compensatory damages in May 2012. The jury apportioned 20.5% of the fault for the smoker’s injuries to the smoker, 27% to R.J. Reynolds, 25% to Philip Morris, 18% to Lorillard Tobacco, and 9.5% to Liggett. The jury awarded $12,600,000 in punitive damages from Lorillard Tobacco and $42,250,000 from the other defendants, for a total punitive damages award of $54,850,000. In August 2012, the court granted a post-trial motion by the defendants and lowered the compensatory damages award to $16,100,000. The court also ruled that the jury’s finding on the smoker’s percentage of comparative fault would not be applied to reduce the compensatory damage award because the jury found in favor of the plaintiff on her claims alleging intentional conduct. In August 2012, the court entered final judgment against defendants in the amount of $16,100,000 in compensatory damages, jointly and severally, and $54,850,000 ($12,600,000 from Lorillard Tobacco) in punitive damages. The court also awarded plaintiff post-judgment interest (based on a statutory rate) on the compensatory and punitive damages, which totaled approximately $2.2 million as of April 16, 2015 based on the jury-apportioned fault for Lorillard Tobacco. The final judgment also granted plaintiff’s application for trial court costs and attorneys’ fees, but as of April 16, 2015, the trial court had not awarded an amount. Defendants have noticed an appeal from the final judgment to the Florida Fourth District Court of Appeal. On March 31, 2014, plaintiff filed a motion with the Florida Fourth District Court of Appeal seeking attorneys’ fees in connection with the appeal to the Fourth District. As of April 16, 2015, the Florida Fourth District Court of Appeal had not ruled on this motion.

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In Evers v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Thirteenth Judicial Circuit, Hillsborough County, Florida), the jury awarded plaintiff and the estate of the decedent a total of $3,230,000 in compensatory damages in February 2013. The jury apportioned 31% of the fault for the smoker’s injuries to the smoker, 60% to R.J. Reynolds and 9% to Lorillard Tobacco. The jury found that punitive damages against Lorillard Tobacco were not warranted and awarded $12,362,042 in punitive damages from R.J. Reynolds Tobacco Company. The Court granted a post-trial motion by R.J. Reynolds for a directed verdict on punitive damages and, as a result, the jury’s punitive damages award was set aside. The Court denied a motion filed by the plaintiff to reconsider the directed verdict. At a post-trial hearing, the plaintiff waived entitlement to the jury’s loss of services award which amounted to $280,000 of the total compensatory damages award. In May 2013, the court entered a final judgment that applied the jury’s comparative fault determinations and awarded plaintiff and the estate of the decedent $2,035,500 in compensatory damages ($265,500 from Lorillard Tobacco), plus the statutory rate of interest. Plaintiff and defendants have both appealed the final judgment to the Florida Second District Court of Appeal. Plaintiff also filed a motion for entitlement to trial attorneys’ fees and costs. As of April 16, 2015, the trial court had not ruled on this motion. On May 23, 2014, plaintiff filed a motion with the Florida Second District Court of Appeal seeking attorneys’ fees in connection with the appeal to the Second District. As of April 16, 2015, the Florida Second District Court of Appeal had not ruled on this motion.

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In Cohen v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida), the jury awarded plaintiff and the estate of the decedent a total of $2,055,050 in compensatory damages in May 2013. The jury apportioned 40% of the fault for the smoker’s injuries to the smoker, 30% to R.J. Reynolds, 20% to Lorillard Tobacco, and 10% to Liggett. The jury found that punitive damages were not warranted against any of the defendants. On May 6, 2013, the Court entered final judgment against defendants in the amount of $1,233,030 ($411,010 from Lorillard Tobacco) plus 4.75% annual interest. On July 10, 2013, the Court entered an order granting defendants’ motion for a new trial based on the plaintiff’s improper arguments during closing. This order effectively vacated the final judgment. Plaintiff and defendants have both appealed the order granting the motion for new trial to the Florida Fourth District Court of Appeal.

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In LaMotte v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, First Judicial Circuit, Escambia County, Florida), the jury returned a verdict in favor of the defendants in May 2013. The Court entered final judgment in favor of the defendants in May 2013. Plaintiff has agreed to waive any post-trial or appellate review of the verdict and judgment, and defendants have agreed not to seek to recover costs or fees. This case is concluded.

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In Ruffo v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Eleventh Judicial Circuit, Miami-Dade County, Florida), the jury awarded plaintiff $1,500,000 in compensatory damages in May 2013. The jury apportioned 85% of the fault for the smoker’s injuries to the smoker, 12% to Philip Morris, and 3% to Lorillard Tobacco. Defendants’ post-trial motions challenging the verdict were denied. On October 4, 2013, the Court entered a final judgment against defendants that applied the jury’s comparative fault determinations and awarded plaintiff $225,000 in compensatory damages ($45,000 from Lorillard Tobacco) plus the statutory rate of interest. Defendants noticed an appeal from the final judgment to the Florida Third District Court of Appeal. On May 12, 2014, the trial court entered an order confirming that Lorillard Tobacco had satisfied the judgment awarding compensatory damages and post-judgment interest for an amount totaling $46,857. On May 9, 2014, the Florida Third District Court of Appeal entered an order recognizing Lorillard Tobacco’s voluntary dismissal of their appeal to the final judgment. On November 19, 2014 the Florida Third District Court of Appeal affirmed the final judgment as to Philip Morris. Plaintiff filed a motion with the trial court seeking entitlement to attorneys’ costs and fees. In April 2014, the trial court denied this motion. Plaintiff filed a notice of appeal to the Florida Third District Court of Appeal from the order denying attorneys’ fees and costs. On November 19, 2014, the Florida Third District Court of Appeal affirmed the trial court’s order denying attorneys’ fees and costs. This case is concluded.

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In Gafney v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida), the jury awarded plaintiff a total of $5,800,000 in compensatory damages in September 2013. The jury apportioned 34% of the fault for the smoker’s injuries to the smoker, 33% to R.J. Reynolds, and 33% to Lorillard Tobacco. Lorillard, Inc. was also a defendant in this trial but damages and comparative fault were not assessed separately for Lorillard, Inc. Because the jury found in favor of the defendants on the claims alleging intentional conduct, the plaintiff was not entitled to punitive damages. On September 26, 2013, the Court entered a final judgment that applied the jury’s comparative fault determinations and awarded the plaintiff a total of $3,828,000 in compensatory damages ($1,914,000 from Lorillard Tobacco), plus the statutory rate of interest. Defendants’ post-trial motions challenging the verdict were denied in November 2013. Defendants have noticed an appeal from the final judgment to the Florida Fourth District Court of Appeal. Plaintiff has filed a motion with the trial court seeking entitlement to attorneys’ fees and costs. As of April 16, 2015, the trial court had not ruled on this motion. On January 13, 2015, plaintiff filed a motion with the Florida Fourth District Court of Appeal seeking attorneys’ fees in connection with the appeal to the Fourth District. As of April 16, 2015, the Florida Fourth District Court of Appeal had not ruled on this motion.

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In Jacobson v. R.J. Reynolds Tobacco Company, et al. (Federal Court, Southern District, Miami, Florida), the jury returned a verdict in favor of the defendants on October 29, 2013. The Court entered final judgment in favor of the defendants on October 30, 2013. Plaintiff filed a motion for new trial which was denied in January 2014. On February 10, 2014, the Court entered an order granting Lorillard’s motion for attorneys’ fees and costs. Lorillard has agreed not to enforce its right to fees and costs in exchange for plaintiff’s agreement not to pursue an appeal of the verdict. This case is concluded.

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In Chamberlain v. R. J. Reynolds Tobacco Company, et al. (Federal Court, Middle District, Jacksonville, Florida) the jury returned a verdict in favor of the defendants on November 15, 2013. The Court entered final judgment in favor of the defendants on November 20, 2013. Plaintiff’s motion for new trial was denied on April 25, 2014. On June 27, 2014, plaintiff filed a notice of appeal from the final judgment with the Eleventh Circuit Court of Appeals. On December 3, 2014, the Eleventh Circuit Court of Appeals dismissed the appeal from the final judgment, ruling that the filing date was past the deadline to appeal. This case is concluded.

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In Burkhart v. R.J. Reynolds Tobacco Company, et al. (Federal Court, Middle District, Jacksonville, Florida), the jury awarded plaintiff a total of $5,000,000 in compensatory damages on May 15, 2014. The jury apportioned 50% of the fault for the smoker’s injuries to the smoker, 25% to R.J. Reynolds,

15% to Philip Morris, and 10% to Lorillard Tobacco. The jury awarded $500,000 in punitive damages from Lorillard Tobacco and $2,000,000 from the other defendants for a total punitive damages award of $2,500,000. The Court ruled that the jury’s finding on the plaintiff’s percentage of comparative fault would not be applied to reduce the compensatory damage award because the jury found in favor of the plaintiff on her claims alleging intentional conduct. On June 11, 2014, the Court entered a final judgment against defendants in the amount of $5,000,000 in compensatory damages, jointly and severally, and $2,500,000 ($500,000 from Lorillard Tobacco) in punitive damages, plus the statutory rate of interest. The Court denied defendants’ post-trial motions challenging the verdict. On October 10, 2014, defendants filed a notice of appeal from the final judgment with the Eleventh Circuit Court of Appeals. The final judgment also granted plaintiff entitlement to trial court costs, but as of April 16, 2015, the trial court had not awarded an amount. Plaintiff’s motion for attorneys’ fees and prevailing party costs was denied. This case is not subject to the tentative federal settlement discussed above.

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In Harris v. R.J. Reynolds Tobacco Company, et al. (Federal Court, Middle District, Jacksonville, Florida), on July 31, 2014, the jury found that one of the smoker’s alleged Engle qualifying diseases did not manifest prior to the cut-off period for membership in the Engle class, and that the smoker’s other alleged Engle qualifying disease was not caused by the smoker’s addiction to cigarettes containing nicotine. However, the jury awarded compensatory damages on plaintiff’s survival and wrongful death claims in the total amount of $1,726,650. The jury apportioned 60% of the fault for the smoker’s injuries to the smoker, 15% to Philip Morris, 15% to R.J. Reynolds, and 10% to Lorillard Tobacco, in connection with plaintiff’s survival claims. The jury apportioned 70% of the fault for the smoker’s injuries to the smoker, 10% to Philip Morris, 10% to R.J. Reynolds, and 10% to Lorillard Tobacco, in connection with plaintiff’s wrongful death claims. Because the jury found in favor of the defendants on the claims alleging intentional conduct, the plaintiff was not entitled to punitive damages. On August 13, 2014, defendants filed a motion for entry of judgment in favor of all defendants, arguing that the jury’s findings establish that the smoker was not an Engle class member. On December 17, 2014, the Court denied defendants’ motion. On December 18, 2014, the Court entered final judgment, awarding $1,726,650 in compensatory damages in a lump sum against all defendants. The jury’s comparative fault determinations were not applied despite the jury’s finding in favor of the defendants on the claims alleging intentional conduct. On January 15, 2015, defendants filed additional post-trial motions challenging the verdict and the final judgment. Plaintiff does not oppose applying the jury’s comparative fault determinations to the final judgment. As of April 16, 2015, the Court had not ruled on these motions. On January 2, 2015, the plaintiff filed a motion for attorneys’ fees and costs, which defendants have opposed. As of April 16, 2015, the Court had not ruled on this motion. This case is not subject to the tentative federal settlement discussed above.

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In Irimi v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Seventeenth Judicial Circuit, Broward County, Florida), the jury awarded plaintiff a total of $3,123,437 in compensatory damages on August 28, 2014. The jury apportioned 70% of the fault for the smoker’s injuries to the smoker, 14.5% to Lorillard Tobacco, 14.5% to R.J. Reynolds, and 1% to Liggett. Because the jury found in favor of the defendants on the claims alleging intentional conduct, the plaintiff was not entitled to punitive damages. Defendants filed post-trial motions challenging the verdict and plaintiff filed a motion for a new trial on the issue of entitlement to punitive damages. On December 18, 2014, the Court entered a final judgment that applied the jury’s comparative fault determinations and awarded the plaintiff a total of $937,031 in compensatory damages ($452,898 from Lorillard Tobacco), plus the statutory rate of interest. On January 27, 2015, the Court entered an order granting defendants’ motion for a new trial based on improper jury selection procedures, which effectively vacates the final judgment. Plaintiff filed a motion for rehearing on February 4, 2015, which was denied on February 16th, 2015. On February 23, 2015, the plaintiff filed a notice of appeal to the Florida Fourth District Court of Appeal from the order granting a new trial.

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In Lourie v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Thirteenth Judicial Circuit, Hillsborough County, Florida), the jury awarded plaintiff and a son of the decedent a total of $1,371,549 in compensatory damages on October 10, 2014. The jury apportioned 63% of the fault for the smoker’s injuries to the smoker, 27% to Philip Morris, 7% to Lorillard Tobacco, and 3% to R.J. Reynolds. The jury found that punitive damages were not warranted against any of the defendants. The Court denied defendants’ post-trial motions challenging the verdict. On November 6, 2014, the Court entered a final judgment that applied the jury’s comparative fault determinations and awarded plaintiff and a son of the decedent a total of $507,473 in compensatory damages ($96,008 from Lorillard Tobacco), plus the statutory rate of interest. Defendants have noticed an appeal from the final judgment to the Florida Second District Court of Appeal. On November 10, 2014, plaintiff filed a motion for attorneys’ fees and costs. As of April 16, 2015, the Court had not ruled on this motion.

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In Perrotto v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida), the jury awarded plaintiff a total of $4,087,339 in compensatory damages on November 21, 2014. The jury apportioned 49% of the fault for the smoker’s injuries to the smoker, 25% to Philip Morris, 20% to R.J. Reynolds, 6% to Lorillard Tobacco, and 0% to Liggett. Because the jury found in favor of the defendants on the claims alleging intentional conduct, the plaintiff was not entitled to punitive damages. On December 4, 2014, the Court entered a final judgment that applied the jury’s comparative fault determinations and awarded the plaintiff a total of $2,084,545 in compensatory damages ($245,240 from Lorillard Tobacco), plus the statutory rate of interest. Defendants have filed post-trial motions challenging the verdict, and the plaintiff has filed a post-trial motion seeking a new trial on entitlement to punitive damages. Plaintiff also filed a motion for attorneys’ fees and costs. As of April 16, 2015, the Court had not ruled on these motions. On December 31, 2014, the plaintiff filed a petition with the Florida Fourth District Court of Appeal seeking to disqualify the trial judge from further consideration of this case.

•	In addition, Lorillard Tobacco was a defendant in two trials that did not result in a complete verdict:

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In Landau v. R.J. Reynolds Tobacco Company, et al. (Federal Court, Middle District, Jacksonville, Florida), on February 18, 2015, the jury returned a verdict in favor of the plaintiff on liability and awarded plaintiff $100,000 in compensatory damages. The jury apportioned 75% of the fault for the smoker’s injuries to the smoker and 25% to Lorillard Tobacco. The jury also determined that the plaintiff was entitled to punitive damages. During the Phase II portion of the trial, to determine the amount of punitive damages, the case was resolved in its entirety by the parties. This case is concluded.

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In Caprio v. R.J. Reynolds Tobacco Company, et al. (Circuit Court, Seventeenth Judicial Circuit, Broward County, Florida), on February 24, 2015, the jury returned an incomplete verdict form that awarded plaintiff $559,172 in compensatory damages for lost earnings and medical expenses. The jury apportioned 40% of the fault for the smoker’s injuries to the smoker, 25% to Philip Morris, 20% to R.J. Reynolds, 10% to Lorillard Tobacco, and 5% to Liggett. The jury did not answer the question as to plaintiff’s amount of damages for pain and suffering, nor did the jury answer the question as to whether punitive damages were warranted against any of the defendants. The defendants have filed motions for mistrial and for a new trial. The plaintiff has filed a motion to retain the findings of the jury. As of April 16, 2015, the Court had not ruled on these motions.

As of April 16, 2015, verdicts have been returned in 140 Engle Progeny trials since the Florida Supreme Court issued its 2006 ruling that permitted members of the Engle class to bring individual lawsuits in which neither Lorillard Tobacco nor Lorillard, Inc. was a defendant at trial. Juries awarded compensatory damages and punitive damages in 46 of the trials. In 45 of those 46 trials, the amount of punitive damages awarded has totaled approximately $876.7 million and ranged from $20,000 to $244 million. In July 2014, punitive damages of $23.6 billion were awarded in one of these cases. In that case, the Court granted in part a post-trial motion filed by the defendant and reduced the punitive damages to approximately $17 million. The defendant objected to the amount awarded and the Court ordered a new trial on the amount of punitive damages only. In 39 of the trials, juries’ awards were limited to compensatory damages. In the 55 remaining trials, juries found in favor of the defendants. Post-trial motions challenging the verdicts in some cases and appeals from final judgments in some cases are pending before various Florida circuit and intermediate appellate courts. As of April 16, 2015, one verdict in favor of the defendants and four verdicts in favor of the plaintiff have been reversed on appeal and returned to the trial court for a new trial on all issues. In ten cases, the intermediate appellate courts have ruled that the issue of damages awarded must be revisited by the trial court. As discussed above, the Florida Supreme Court reinstated a punitive damages award that had been reversed by an intermediate appellate court, and the Eleventh Circuit Court of Appeals reversed a judgment awarding compensatory damages. Motions for rehearing of these appellate court rulings are pending in some cases.

In June 2009, Florida amended the security requirements for a stay of execution of any judgment during the pendency of appeal in Engle Progeny Cases. The amended statute provides for the amount of security for individual Engle Progeny Cases to vary within prescribed limits based on the number of adverse judgments that are pending on appeal at a given time. The required security decreases as the number of appeals increases to ensure that the total security posted or deposited does not exceed $200 million in the aggregate. This amended statute applies to all judgments entered on or after June 16, 2009. The plaintiffs in some cases challenged the constitutionality of the amended statute. These motions were denied, withdrawn or declared moot. In January 2012, the Florida Supreme Court agreed to review one of the orders denying a challenge to the amended statute. In August 2012, the Florida Supreme Court dismissed the appeal as moot because the defendant had satisfied the judgment.

West Virginia Individual Personal Injury Cases

The West Virginia Individual Personal Injury Cases (the “IPIC Cases”) were brought by individuals who alleged cancer or other health effects caused by smoking cigarettes, smoking cigars, or using smokeless tobacco products. In September 2000, there were approximately 1,250 IPIC Cases, and Lorillard Tobacco was named in all but a few of them. Lorillard, Inc. was not a defendant in any of the IPIC Cases. Plaintiffs in most of the IPIC Cases alleged injuries from smoking cigarettes, and the claims alleging injury from smoking cigarettes were consolidated for a multi-phase trial. The order that consolidated those claims for trial limited the consolidation to cases that were filed by September 2000.

Approximately 645 IPIC Cases were dismissed in their entirety before trial. Lorillard Tobacco was dismissed from approximately 565 additional IPIC Cases because those plaintiffs did not submit evidence that they used a Lorillard Tobacco product. At the time the Phase I trial began, Lorillard Tobacco was a defendant in 31 of the then-pending IPIC Cases.

The first phase of the consolidated trial began April 15, 2013, and ended with a Phase I verdict returned by the jury on May 15, 2013. In its verdict, the jury found against plaintiffs on their claims for design defect, negligent design, failure to warn, intentional concealment and breach of express warranty. The jury found for plaintiffs on their claim that all ventilated filter cigarettes manufactured and sold by the defendants between 1964 and July 1, 1969 were defective because of a failure to instruct, but found that defendants’ conduct was not willful or wanton. In pleadings filed before trial, no plaintiff in an IPIC Case that was part of the Phase I trial claimed that their injuries were caused by smoking a ventilated filter cigarette manufactured and sold by Lorillard Tobacco between 1964 and July 1, 1969.

On September 16, 2013, the court entered a judgment on the jury’s Phase I verdict and entered a separate order denying the parties’ post-trial motions. Plaintiffs filed a motion to alter or amend the judgment on September 24, 2013. In a telephone conference on October 7, 2013 (memorialized in an order entered October 28, 2013), the court informed the parties that, on its own authority, it was vacating the September 16, 2013 judgment and order. On October 28, 2013, the court entered a new judgment and order. The judgment recited that: 1) ventilated filter cigarettes the defendants manufactured and sold between 1964 and July 1, 1969, were found to be defective due to a failure to instruct consumers as to their use; 2) all other cigarettes manufactured and sold by defendants were not found to be defective; 3) defendants’ conduct did not justify an award of punitive damages; 4) the claims of the individual plaintiffs remain to be decided consistent with the Phase I verdict, and 5) there is no just reason for delay in permitting any appellate rights of the parties to be perfected as to the verdict rendered and this order. The order: 1) denied the parties’ post-trial motions; 2) entered final judgments against the plaintiffs in the approximately 645 IPIC Cases that were dismissed before trial; and 3) stated that those dismissal orders are now final and available for the proper application of the appellate process.

On November 26, 2013, plaintiffs filed a notice of appeal from the judgment and order in the Supreme Court of Appeals of West Virginia. The defendants did not file a separate appeal. On November 3, 2014, the West Virginia Supreme Court of Appeals issued a Memorandum Decision affirming the Phase I judgment and order. On November 26, 2014, the plaintiffs filed a petition for rehearing asking the Court to reconsider its ruling on one of the six grounds the plaintiffs had raised on appeal. On January 8, 2015, the Supreme Court of Appeals refused the petition for rehearing, and on January 15, the Court issued its mandate. On April 3, 2015, approximately 120 of the plaintiffs filed a petition for writ of certiorari in the Supreme Court of the United States.

In response to a request from the Mass Litigation Panel, the defendants have identified the 30 IPIC Cases that they believe could be eligible to proceed to a Phase II trial on causation and damages in the remaining failure to instruct claim. The defendants did not identify Lorillard as a defendant against which the plaintiffs in those cases could proceed in a Phase II trial because, as stated above, none of the plaintiffs in the IPIC Cases included in the Phase I trial asserted that their injuries were caused by smoking a Lorillard ventilated filter cigarette during the relevant time period. Plaintiffs, however, have taken the position that because many cigarette designs use some type of ventilation, 322 cases (including seven in which it is asserted that the smoker used Lorillard cigarettes during the relevant period) are eligible to proceed to a Phase II trial. The trial court has stated that it will decide the issue of what the phrase “ventilated filter cigarettes” meant as used in the jury’s 2013 verdict form. Plaintiffs have also indicated that some of them may seek to assert that they used brands of cigarettes other than those they identified before trial. If the court permits the plaintiffs to do so, it is possible that an unknown number of additional plaintiffs may assert that they have claims against Lorillard that should proceed to a Phase II trial.

The trial court severed from the consolidated proceedings those claims in the IPIC Cases that alleged injury from the use of tobacco products other than cigarettes, including smokeless tobacco and cigars (the “Severed IPIC Claims”). The Severed IPIC Claims involve 30 plaintiffs. Twenty-eight of these plaintiffs have asserted both claims alleging that their injuries were caused by smoking cigarettes as well as claims alleging that their injuries were caused by using other tobacco products. The former claims were included in the consolidated trial of the IPIC Cases, while the latter claims are included in the Severed IPIC Claims. Lorillard Tobacco is a defendant in seven of the Severed IPIC Claims. Lorillard, Inc. is not a defendant in any of the Severed IPIC Claims. Two plaintiffs alleged only that their injuries were caused by using tobacco products other than cigarettes, and no part of their cases was included in the consolidated trial of the IPIC Cases (the “Severed IPIC Cases”). Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in the Severed IPIC Cases.

The trial court has indicated that it intends to defer any consideration of the Severed IPIC Claims until after the conclusion of Phase II of the consolidated action. None of the Severed IPIC Claims or the Severed IPIC Cases was scheduled for trial as of April 16, 2015.

Flight Attendant Cases

Lorillard Tobacco and three other cigarette manufacturers are the defendants in each of the pending Flight Attendant Cases. Lorillard, Inc. is not a defendant in any of these cases. These suits were filed as a result of a settlement agreement by the parties, including Lorillard Tobacco, in Broin v. Philip Morris Companies, Inc., et al. (Circuit Court, Miami-Dade County, Florida, filed October 31, 1991), a class action brought on behalf of flight attendants claiming injury as a result of exposure to environmental tobacco smoke. The settlement agreement, among other things, permitted the plaintiff class members to file these individual suits. These individuals may not seek punitive damages for injuries that arose prior to January 15, 1997. The period for filing Flight Attendant Cases expired in 2000 and no additional cases in this category may be filed.

The judges who have presided over the cases that have been tried have relied upon an order entered in October 2000 by the Circuit Court of Miami-Dade County, Florida. The October 2000 order has been construed by these judges as holding that the flight attendants are not required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages. The court further ruled that the trials of these suits are to address whether the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of damages to be awarded.

Lorillard Tobacco was a defendant in each of the eight Flight Attendant Cases in which verdicts have been returned. Defendants have prevailed in seven of the eight trials. In one of the seven cases in which a defense verdict was returned, the court granted plaintiff’s motion for a new trial and, following appeal, the case has been returned to the trial court for a second trial. The six remaining cases in which defense verdicts were returned are concluded. In the single trial decided for the plaintiff, French v. Philip Morris Incorporated, et al., the jury awarded $5.5 million in damages. The court, however, reduced this award to $500,000. This verdict, as reduced by the trial court, was affirmed on appeal and the defendants have paid the award. Lorillard Tobacco’s share of the judgment in this matter, including interest, was approximately $60,000.

As of April 16, 2015, none of the Flight Attendant Cases were scheduled for trial. Trial dates are subject to change.

Class Action Cases

Lorillard Tobacco but not Lorillard Inc. is a defendant in the one pending Class Action Case, in which plaintiffs seek class certification on behalf of groups of cigarette smokers, or the estates of deceased cigarette smokers, who reside in West Virginia. There has been no substantive activity in this case since February 2001.

Cigarette manufacturers, including Lorillard Tobacco, have defeated motions for class certification in a number of cases. Motions for class certification have also been ruled upon in some of the “lights” cases or in other class actions to which neither Lorillard Tobacco nor Lorillard, Inc. was a party. In some of these cases, courts have denied class certification to the plaintiffs, while classes have been certified in other matters. On December 17, 2013, in Caronia, et al. v. Philip Morris USA, the New York Court of Appeals, answering a question certified to it by the United States Court of Appeals for the Second Circuit, held that current or former smokers that have not been diagnosed with a smoking-related disease could not pursue an independent cause of action for medical monitoring under New York law.

“Lights” Class Action Cases. Neither Lorillard Tobacco nor Lorillard, Inc. is a defendant in the approximately 16 Class Action Cases in which plaintiffs’ claims are based on the allegedly fraudulent marketing of “light” or “ultra-light” cigarettes. Classes have been certified in some of these cases. In one of these cases, Craft v. Philip Morris USA (Circuit Court, City of St. Louis, Missouri, filed February 29, 2000), trial began in September 2011. In November 2011, the court ordered a mistrial when the jury was unable to reach a verdict. The retrial of this case commenced January 8, 2014, but was postponed until February 22, 2016. In another of the “lights” Class Action Cases, Good v. Altria Group, Inc., et al. , the U.S. Supreme Court ruled in December 2008 that neither the Federal Cigarette Labeling and Advertising Act nor the Federal Trade Commission’s regulation of cigarettes’ tar and nicotine disclosures preempts (or bars) some of plaintiffs’ claims. In 2009, the Judicial Panel on Multidistrict Litigation consolidated various federal court “lights” Class Action Cases pending against Philip Morris USA or Altria Group and transferred those cases to the U.S. District Court of Maine (the “MDL cases”). The court denied plaintiffs’ motion for class certification filed in four of the MDL Cases, and a federal appellate court declined to review the class certification order. Following the appellate court’s ruling, plaintiffs dismissed thirteen of the MDL Cases, including Good v. Altria Group, Inc., et al. In April, 2012, the Judicial Panel on Multidistrict Litigation entered an order transferring the four MDL cases that remained pending to the courts in which each originated. These four cases have since been dismissed. On September 23, 2013, in the “Lights” Class Action Case Brown v. The American Tobacco Company, Inc., et al. (Superior Court, San Diego County, California), the Court issued a Statement of Decision that granted judgment in favor of the defendant. The Court held that the defendant misrepresented the health benefits of its “light” cigarette but that plaintiffs were not entitled to restitution or injunctive relief. Final judgment was entered in favor of the defendant on October 15, 2013. In December 2013, plaintiffs filed a notice of appeal of the final judgment, and the appeal remains pending. On April 29, 2014, in the “lights” Class Action Case Price, et al v. Philip Morris Incorporated (Circuit Court, Madison County, Illinois), the Fifth Judicial District of the Appellate Court of Illinois reversed the trial court’s denial of plaintiffs’ petition for relief from judgment and reinstated a 2003 verdict awarding damages. The defendant in this case filed a petition for leave to appeal in the Supreme Court of Illinois and on September 24, 2014, the Illinois Supreme Court agreed to hear the appeal.

Reimbursement Cases

U.S. Government Case. In August 2006, the U.S. District Court for the District of Columbia issued its final judgment and remedial order in the federal government’s reimbursement suit, United States of America v. Philip Morris USA, Inc., et al. (U.S. District Court, District of Columbia, filed September 22, 1999). The final judgment and remedial order concluded a bench trial that began in September 2004. Lorillard Tobacco, other cigarette manufacturers, two parent companies and two trade associations were defendants in this action during trial. Lorillard, Inc. is not a party to this case.

In its 2006 final judgment and remedial order, the court determined that the defendants, including Lorillard Tobacco, violated certain provisions of the RICO statute, that there was a likelihood of present and future RICO violations, and that equitable relief was warranted. The government was not awarded monetary damages. The equitable relief included permanent injunctions that prohibit the defendants, including Lorillard Tobacco, from engaging in any act of racketeering, as defined under RICO; from making any material false or deceptive statements concerning cigarettes; from making any express or implied statement about health on cigarette packaging or promotional materials (these prohibitions include a ban on using such descriptors as “low tar,” “light,” “ultra- light,” “mild” or “natural”); from making any statements that “low tar,” “light,” “ultra-light,” “mild,” “natural” or low-nicotine cigarettes may result in a reduced risk of disease; and from participating in the management or control of certain entities or their successors. The final judgment and remedial order also requires the defendants, including Lorillard Tobacco, to make corrective statements on their websites, in certain media, in point-of-sale advertisements, and on cigarette package “onserts” concerning: the health effects of smoking; the addictiveness of smoking; that there are no significant health benefits to be gained by smoking “low tar,” “light,” “ultra-light,” “mild” or “natural” cigarettes; that cigarette design has been manipulated to ensure optimum nicotine delivery to smokers; and that there are adverse effects from exposure to secondhand smoke. Lorillard Tobacco accrued estimated costs of approximately $20 million in the first quarter of 2013 to comply with the final judgment and remedial order, which was recorded as a charge to selling, general and administrative expenses in 2013. The final judgment and remedial order also requires defendants, including Lorillard Tobacco, to make disclosures of disaggregated marketing data to the government, and to make document disclosures on a website and in a physical depository. The final judgment and remedial order prohibits each defendant that manufactures cigarettes, including Lorillard Tobacco, from selling any of its cigarette brands or certain elements of its business unless certain conditions are met.

The final judgment and remedial order has not yet been fully implemented. Following trial, the final judgment and remedial order was stayed because the defendants, the government and several intervenors noticed appeals to the U.S. Court of Appeals for the District of Columbia Circuit. In May 2009, a three judge panel upheld substantially all of the District Court’s final judgment and remedial order. In September 2009, the Court of Appeals denied defendants’ rehearing petitions as well as their motion to vacate those statements in the appellate ruling that address defendants’ marketing of “low tar” or “lights” cigarettes, to vacate those parts of the trial court’s judgment on that issue, and to remand the case with instructions to deny as moot the government’s allegations and requested relief regarding “lights” cigarettes. In June 2010, the U.S. Supreme Court denied all parties’ petitions for writ of certiorari. The case was returned to the trial court for implementation of the Court of Appeals’ directions in its 2009 ruling and for entry of an amended final judgment. On November 27, 2012, the court entered an order prescribing the language the defendants must include in the corrective statements defendants are to make on their websites and through other media. The court directed the parties to engage in discussions to implement the publication of those statements. On January 25, 2013, defendants appealed the court’s November 27, 2012 order to the U.S. Court of Appeals for the District of Columbia Circuit. On February 25, 2013, the Court of Appeals granted defendants’ unopposed motion to hold the appeal in abeyance pending the district court’s resolution of the issues regarding the implementation of the corrective statements. On January 10, 2014, the parties filed a joint motion requesting that the district court enter a consent order addressing the implementation of the corrective statements remedy. The district court permitted amicus briefs on the implementation issue to be filed by newspapers, broadcasters, and other entities interested in the manner in which the corrective statements would be implemented. On June 2, 2014, the district court entered a consent order implementing the corrective statements remedy. On June 25, 2014, defendants filed a notice of appeal from the June 2, 2014 order. The Court of Appeals lifted its stay of the 2013 appeal and consolidated the two appeals. Defendants’ opening brief in the consolidated appeal was filed on September 29, 2014. The Washington Legal Foundation filed an amicus curiae brief in support of defendants’ position on October 6, 2014. The government filed its brief on December 1, 2014, and the intervenors filed their brief on December 8, 2014. Also on December 8, 2014, the Tobacco Control Legal Consortium filed an amicus curiae brief in support of the plaintiffs’ position. Defendants’ reply brief was filed on January 7, 2015. The appeal was argued on February 23, 2015. Under the terms of the June 2, 2014 order, implementation of the corrective statements remedy will not begin until this appeal has been resolved.

The June 2, 2014 order did not resolve outstanding issues as to whether corrective statements must be posted in retail point-of-sale displays. The parties, as well as two retailer trade groups, filed simultaneous supplemental briefs on that issue in the district court on June 4, 2014. Their simultaneous response briefs were filed on June 18, 2014. As of April 16, 2015, the district court had not entered an amended final judgment regarding the point-of-sale displays.

While trial was underway, the Court of Appeals ruled that plaintiff may not seek to recover profits earned by the defendants. Prior to trial, the government had asserted that it was entitled to approximately $280 billion from the defendants for its claim to recover profits earned by the defendants. The U.S. Supreme Court declined to address the decisions dismissing recovery of profits when it denied review of the government’s and the intervenors’ petitions in June 2010, which effectively disposed of the claim to recover profits in this case.

Settlement of State Reimbursement Litigation. On November 23, 1998, Lorillard Tobacco, Philip Morris Incorporated, Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Company (the “Original Participating Manufacturers”) entered into the Master Settlement Agreement (“MSA”) with 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Commonwealth of the Northern Mariana Islands to settle the asserted and unasserted health care cost recovery and certain other claims of those states. These settling entities are generally referred to as the “Settling States.” The Original Participating Manufacturers had previously settled similar claims brought by Mississippi, Florida, Texas and Minnesota, which together with the MSA are referred to as the “State Settlement Agreements.”

The State Settlement Agreements provide that the agreements are not admissions, concessions or evidence of any liability or wrongdoing on the part of any party, and were entered into by the Original Participating Manufacturers to avoid the further expense, inconvenience, burden and uncertainty of litigation. Lorillard recorded charges for its obligations under the State Settlement Agreements of $339 million and $286 million for the three months ended March 31, 2015 and 2014, respectively. Lorillard’s portion of ongoing adjusted settlement payments and legal fees is based on its share of domestic cigarette shipments in the year preceding that in which the payment is due. Accordingly, Lorillard records its portions of ongoing adjusted settlement payments as part of cost of manufactured products sold as the related sales occur.

The State Settlement Agreements require that the domestic tobacco industry make annual payments of $10.4 billion, subject to adjustment for several factors, including inflation, market share and industry volume. In addition, the domestic tobacco industry is required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million, and was required to pay an additional amount of up to $125 million in each year through 2008. These payment obligations are the several and not joint obligations of each settling defendant. The State Settlement Agreements also include provisions relating to significant advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to tobacco control and underage use laws, and other provisions.

Lorillard Tobacco, the other Original Participating Manufacturers and other subsequent participating manufacturers (collectively, the “Participating Manufacturers”) are seeking from the Settling States an adjustment in the amount of payments for 2003 and subsequent years pursuant to a provision in the MSA that permits such adjustment if it is determined that the MSA was a significant factor in their loss of market share to companies not participating in the MSA and that the Settling States failed to diligently enforce certain statutes passed in connection with the MSA. If the Participating Manufacturers are ultimately successful, any recovery would be in the form of reimbursement of proceeds already paid or as a credit against future payments by the Participating Manufacturers.

On December 17, 2012, the Participating Manufacturers, including Lorillard Tobacco, agreed to settle with 17 states and the District of Columbia and Puerto Rico disputes under the MSA involving payment adjustments relating to nonparticipating manufacturers. The Participating Manufacturers presented the settlement to the arbitration panel responsible for adjudicating the 2003 non-participating manufacturer (“NPM”) adjustment dispute with a request that the panel enter it as a partial settlement and award. On March 12, 2013, the arbitration panel issued a Stipulated Partial Settlement and Award that directed the Independent Auditor under the MSA to implement the settlement provisions involved, thereby allowing the settlement to proceed. Since the panel’s ruling, one additional state joined the settlement on April 12, 2013, two additional states joined the settlement on May 24, 2013, one additional state joined the settlement on June 10, 2014 and one additional state joined the settlement on June 26, 2014.

The settlement resolves the claims for the years 2003 through 2012 and puts in place a new method for calculating this adjustment beginning in 2013. Under the terms of the settlement, Lorillard Tobacco and other Participating Manufacturers will receive credits against their future MSA payments over six years, and the signatory states will be entitled to receive their allocable share of the amounts currently being held in escrow resulting from these disputes. Lorillard Tobacco currently expects to receive credits over six years of approximately $254 million on its outstanding claims, with $165 million having occurred in April 2013, $36 million in April 2014 (including $14 million received in April 2014 related to the 2003 NPM Adjustment award from the two states that joined the settlement in June 2014), and approximately $53 million over the following five years. The estimate is subject to change depending upon a number of factors included in the calculation of the credit.

Based on the terms of the settlement, during the first quarter of 2013 Lorillard Tobacco recorded a reduction in its State Settlements liability and expense of $165 million and reduced its April 15, 2013 MSA Annual Payment by the same amount. The reduction was partially offset by an increase of $21 million in the State Settlements liability and expense related to the industry Volume Adjustment Offset associated with the increase in the industry aggregate operating income under the agreements with the previously settled states. During the second quarter of 2013, Lorillard Tobacco recorded a reduction in its State Settlements liability and expense of $12 million as a result of the two additional states joining the settlement. The reduction was partially offset by an increase of $1 million in the State Settlements liability and expense related to the industry Volume Adjustment Offset associated with the increase in the industry aggregate operating income under agreements with the previously settled states. During the second quarter of 2014 Lorillard Tobacco recorded a reduction in its State Settlements liability and expense of $14 million as a result of the two additional states joining the settlement.

Lorillard Tobacco will continue to pursue these claims against those states that have not settled. Fourteen states that have not joined the settlement have taken action in state court to prevent the settlement from proceeding or to seek other relief related to the settlement. As of April 16, 2015, claims in seven states remained pending as four states withdrew their opposition; one state’s challenge was denied and not appealed; and, as noted above, two additional states joined the settlement and indefinitely stayed their challenges. Two of the states also unsuccessfully sought to preliminarily enjoin the implementation of the settlement. There is no assurance that such attempts will be resolved favorably to the Company.

On September 11, 2013, the arbitration panel responsible for adjudicating the 2003 NPM adjustment dispute issued a determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers. The six non-diligent states included Indiana, Kentucky, Missouri, New Mexico, Maryland, and Pennsylvania. Nine other states that did not participate in the settlement were considered by the arbitration panel because the OPMs contested the states’ diligence as well. The arbitration panel found those nine states diligent. As a result of the panel’s ruling, the OPMs are entitled to receive $458 million, plus interest and earnings, with Lorillard Tobacco’s share of the principal amount totaling $47 million. The six non-diligent states filed motions in their state courts to vacate the arbitration panel’s non-diligence findings, although two of the states subsequently joined the settlement and agreed to indefinitely stay their challenges. On March 31, 2014, the MSA Independent Auditor issued final calculations for the April 2014 MSA payments that implement the 2003 NPM Adjustment in that fashion.

On April 10, 2014, the MSA court in Pennsylvania issued its rulings on that state’s motion to vacate the arbitration panel’s rulings with respect to that state. The court upheld the arbitration panel’s non-diligence finding for that state. However, the court also ruled that the states that signed the settlement and had been contested in the 2003 NPM Adjustment arbitration would be deemed non-diligent for purposes of calculating that state’s share of the 2003 NPM Adjustment. The OPMs appealed this ruling and an intermediate court affirmed the MSA court’s ruling on April 10, 2015. The MSA Independent Auditor on April 14, 2014 issued revised final calculations for the April 2014 MSA payments that implement the Pennsylvania court’s ruling. The ruling was reflected as an increase of $12 million in Lorillard Tobacco’s April 15, 2014 MSA payment, and resulted in an increase to Lorillard Tobacco’s State Settlement liability and expense of $9 million.

On May 2, 2014, the MSA court in Missouri issued a ruling similar to Pennsylvania, which the OPMs appealed. On June 23, 2014, the MSA Independent Auditor issued revised final calculations for the April 2014 MSA payments that implement the Missouri ruling. The ruling was reflected as an increase in Lorillard Tobacco’s State Settlements liability and expense of $4 million during the second quarter of 2014.

On July 22, 2014, the MSA Independent Auditor issued revised final calculations for the April 2014 MSA payments requiring payment of a portion of the DPA earnings to the states that did not settle, which Lorillard has disputed and paid $2 million into the DPA pending its resolution.

On July 23, the MSA court in Maryland issued a ruling that denied Maryland’s motions to vacate the settlement and the arbitration panel’s non-diligent determination against Maryland for the 2003 NPM Adjustment. Maryland has appealed the ruling.

Based on the terms of the award, and subsequent events, Lorillard Tobacco recorded in 2014 a reduction in its State Settlements liability and expense of $34 million and recorded $5 million as an increase to investment income related to interest earned on the proceeds from the 2003 NPM Adjustment award, including funds paid into and released from the Disputed Payments Account (“DPA”). The reduction was partially offset by an increase of $6 million in the State Settlements liability and expense related to the industry Volume Adjustment Offset associated with the increase in the industry aggregate operating income under the agreements with the previously settled states.

From time to time, lawsuits have been brought against Lorillard Tobacco and other participating manufacturers to the MSA, or against one or more of the Settling States, challenging the validity of the MSA on certain grounds, including as a violation of the antitrust laws.

In addition, in connection with the MSA, the Original Participating Manufacturers entered into an agreement to establish a $5.2 billion trust fund payable between 1999 and 2010 to compensate the tobacco growing communities in 14 states (the “Trust”). Payments to the Trust ended in 2005 as a result of an assessment imposed under a federal law, enacted in 2004, repealing the federal supply management program for tobacco growers. Under the law, tobacco quota holders and growers were compensated over 10 years with payments totaling $10.1 billion, funded by an assessment on tobacco manufacturers and importers. Payments under the law to qualifying tobacco quota holders and growers commenced in 2005 and are now complete. Lorillard Tobacco’s final payment was made on September 30, 2014. Lorillard recorded pretax charges for its obligations under the law of $28 million for the three months ended March 31, 2014.

Lorillard believes that the State Settlement Agreements will materially adversely affect its cash flows and operating income in future years. The degree of the adverse impact will depend, among other things, on the rates of decline in domestic cigarette sales in the premium price and discount price segments, Lorillard’s share of the domestic premium price and discount price cigarette segments, and the effect of any resulting cost advantage of manufacturers not subject to significant payment obligations under the State Settlement Agreements.

Filter Cases

In addition to the above, claims have been brought against Lorillard Tobacco and Lorillard, Inc. by individuals who seek damages resulting from their alleged exposure to asbestos fibers that were incorporated into filter material used in one brand of cigarettes manufactured by a predecessor to Lorillard Tobacco for a limited period of time ending more than 50 years ago. As of April 16, 2015, Lorillard Tobacco was a defendant in 56 Filter Cases. Lorillard, Inc. was a defendant in three Filter Cases, including two that also name Lorillard Tobacco. Since January 1, 2012, Lorillard Tobacco has paid, or has reached agreement to pay, a total of approximately $45.2 million in settlements to finally resolve 167 claims. One of the resolved claims was in the case Quirin v. Lorillard Tobacco Company, et al., where a trial began on February 9, 2015, in the United States District Court for the Northern District of Illinois. On February 26, 2015, before the trial was concluded, the parties agreed to resolve the matter. On March 30, 2015, Lorillard Tobacco Company and Hollingsworth & Vose were dismissed with prejudice. Since January 1, 2012, verdicts have been returned in the following three Filter Cases: McGuire v. Lorillard Tobacco Company and Hollingsworth & Vose Company, tried in the Circuit Court, Division Four, of Jefferson County, Kentucky; Couscouris v. Hatch Grinding Wheels, et al., tried in the Superior Court of the State of California, Los Angeles; and DeLisle v. A.W. Chesterton Company, et al., tried in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida. Pursuant to the terms of a 1952 agreement between P. Lorillard Company and H&V Specialties Co., Inc. (the manufacturer of the filter material), Lorillard Tobacco is required to indemnify Hollingsworth & Vose for legal fees, expenses, judgments and resolutions in cases and claims alleging injury from finished products sold by P. Lorillard Company that contained the filter material. In McGuire, tried in the Circuit Court, Division Four, of Jefferson County, Kentucky in 2012, the jury returned a verdict for Lorillard Tobacco and Hollingsworth & Vose, and the Court entered final judgment in May 2012. On February 14, 2014, the Kentucky Court of Appeals affirmed the final judgment in favor of Lorillard Tobacco and Hollingsworth & Vose and on April 3, 2014, the Court of Appeals denied plaintiff’s petition for rehearing. On May 2, 2014, plaintiff moved for discretionary review in the Kentucky Supreme Court, and on February 12, 2015, the Kentucky Supreme Court denied Plaintiff’s motion. This matter is now closed. On October 4, 2012, the jury in the Couscouris case returned a verdict for Lorillard Tobacco and Hollingsworth & Vose, and the court entered final judgment on November 1, 2012. On June 17, 2013, the California Court of Appeal for the Second Appellate District entered an order dismissing the appeal of the final judgment pursuant to plaintiffs’ request, but plaintiffs’ appeal of the cost judgment remained pending. However, plaintiffs abandoned their appeal on June 2, 2014, and on June 4, 2014, the appeal was dismissed. This matter is now closed. On September 13, 2013, the jury in the DeLisle case found in favor of the plaintiffs as to their claims for negligence and strict liability, and awarded $8 million. Lorillard Tobacco is responsible for 44%, or $3.52 million. Judgment was entered on November 6, 2013. Lorillard Tobacco filed its notice of appeal on November 18, 2013. Lorillard Tobacco filed its initial brief on January 6, 2015. Plaintiff’s brief is due on June 5, 2015. As of April 16, 2015, 27 Filter Cases were scheduled for trial or have been placed on courts’ trial calendars. Trial dates are subject to change.

Tobacco-Related Antitrust Cases

Indirect Purchaser Suits

Approximately 30 antitrust suits were filed in 2000 and 2001 on behalf of putative classes of consumers in various state and federal courts against cigarette manufacturers. The suits all alleged that the defendants entered into agreements to fix the wholesale prices of cigarettes in violation of state antitrust laws which permit indirect purchasers, such as retailers and consumers, to sue under price fixing or consumer fraud statutes. More than 20 states permit such suits. Lorillard Tobacco was a defendant in all but one of these indirect purchaser cases. Lorillard, Inc. was not named as a defendant in any of these cases. Four indirect purchaser suits, in New York, Florida, New Mexico and Michigan, thereafter were dismissed by courts in those states. All other actions, except for a state court action in Kansas, were either voluntarily dismissed or dismissed by the courts.

In the Kansas case, the District Court of Seward County certified a class of Kansas indirect purchasers in 2002. In November 2010, defendants filed a motion for summary judgment, and plaintiffs filed a cross motion for summary judgment in July 2011. In March 2012, the District Court of Seward County granted the defendants’

motions for summary judgment dismissing the Kansas suit. Plaintiff’s motion for reconsideration was denied. On July 18, 2012, plaintiff filed a notice of appeal to the Court of Appeals for the State of Kansas. Briefing on plaintiff’s appeal was completed and argument in the Court of Appeals was held on December 11, 2013. On July 18, 2014, the Court of Appeals affirmed the dismissal of the suit. The plaintiffs filed a petition for review by the Kansas Supreme Court on August 18, 2014. Defendants filed a response on August 29, 2014, and plaintiffs filed their reply brief on September 11, 2014.

Defenses

Each of Lorillard Tobacco and Lorillard, Inc. believes that it has valid defenses to the cases pending against it as well as valid bases for appeal should any adverse verdicts be returned against either of them. While Lorillard Tobacco and Lorillard, Inc. intend to defend vigorously all litigation, it is not possible to predict the outcome of any of this litigation. Litigation is subject to many uncertainties. Plaintiffs have prevailed in several cases, as noted above. It is possible that one or more of the pending actions could be decided unfavorably as to Lorillard Tobacco, Lorillard, Inc. or the other defendants. Lorillard Tobacco and Lorillard, Inc. may enter into discussions in an attempt to settle particular cases if either believe it is appropriate to do so.

Neither Lorillard Tobacco nor Lorillard, Inc. can predict the outcome of pending litigation. Some plaintiffs have been awarded damages from cigarette manufacturers at trial. While some of these awards have been overturned or reduced, other damages awards have been paid after the manufacturers have exhausted their appeals. These awards and other litigation activities against cigarette manufacturers continue to receive media attention. In addition, health issues related to tobacco products also continue to receive media attention. It is possible, for example, that the 2006 verdict in United States of America v. Philip Morris USA, Inc., et al., which made many adverse findings regarding the conduct of the defendants, including Lorillard Tobacco, could form the basis of allegations by other plaintiffs or additional judicial findings against cigarette manufacturers. Any such developments could have an adverse effect on the ability of Lorillard Tobacco or Lorillard, Inc. to prevail in smoking and health litigation and could influence the filing of new suits against Lorillard Tobacco or Lorillard, Inc. Lorillard Tobacco and Lorillard, Inc. also cannot predict the type or extent of litigation that could be brought against either of them, or against other cigarette manufacturers, in the future.

Indemnification Obligations

In connection with the Separation, Lorillard entered into a separation agreement with Loews (the “Separation Agreement”) and agreed to indemnify Loews and its officers, directors, employees and agents against all costs and expenses arising out of third party claims (including, without limitation, attorneys’ fees, interest, penalties and costs of investigation or preparation for defense), judgments, fines, losses, claims, damages, liabilities, taxes, demands, assessments and amounts paid in settlement based on, arising out of or resulting from, among other things, Loews’s ownership of or the operation of Lorillard and its assets and properties, and its operation or conduct of its businesses at any time prior to or following the Separation (including with respect to any product liability claims).

Loews is a defendant in three pending product liability cases, each of which are purported Class Action Cases. Pursuant to the Separation Agreement, Lorillard is required to indemnify Loews for the amount of any losses and any legal or other fees with respect to such cases.

Electronic Cigarette Matters

Lorillard, Inc.’s wholly owned subsidiaries – LOEC and Cygnet sell electronic cigarettes primarily in the United States and United Kingdom, respectively. From time to time, LOEC and Cygnet may be subject to legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and/or claimed health effects of electronic cigarettes. Adverse outcomes in these matters could have a material adverse effect on the results of operations and financial condition of the electronic cigarettes business.

On April 7, 2014, LOEC filed a complaint for declaratory judgment of trademark non-infringement against Zippmark, Inc. and certain affiliated entities (“Zippo”) in the United States District Court for the Central District of California. The lawsuit was predicated by Zippo’s decision to file oppositions with the United States Patent and Trademark Office’s Trademark Trial and Appeal Board against LOEC’s applications to register certain trademarks for “blu” and allegations that LOEC infringed several of Zippo’s registered trademarks. On May 19, 2014, Zippo filed an answer and counterclaim for trademark infringement. On June 12, 2014, LOEC filed its answer to Zippo’s counterclaim and filed its own counterclaim seeking to cancel certain Zippo trademarks based on descriptiveness and for false/fraudulent registration. On July 8, 2014, Zippo responded to LOEC’s counterclaim and included a counterclaim in reply seeking to cancel LOEC’s registered mark for “blu eCigs.” LOEC responded thereafter denying the asserted claims. In January 2015, the parties agreed to extend the time for discovery. LOEC and Zippo participated in Court-ordered mediation on March 17, 2015, but were unsuccessful in reaching settlement. On April 8, 2015, the Court continued the trial date from April 21, 2015 to May 12, 2015, and ordered the parties to participate in a second mediation. LOEC recorded a $9 million charge during the three months ended March 31, 2015 related to this matter, as a component of selling, general and administrative expenses.

In August 2014, Cygnet UK Trading Limited d/b/a blu eCigs (UK) (“Cygnet”) filed for an injunction and declarations with the High Court of Justice in London, England to protect the blu eCigs trademarks in the United Kingdom and throughout the rest of Europe. The injunction seeks to restrain Zippo from threatening Cygnet and others with proceedings in the UK for alleged infringements of Zippo’s trademarks, and the declarations seek to validate Cygnet’s rights to market and sell its products throughout Europe under the blu eCigs brands. Zippo responded to the complaint in October denying that it had threatened Cygnet with Zippo’s trademark infringement proceedings or, alternatively, that if it had threatened Cygnet, that those threats were justified; Zippo also opposed Cygnet’s declaration of non-infringement and brought a counterclaim against Cygnet for infringement of Zippo’s trademarks. In November, Cygnet defended its counterclaim stating that its use of its blu eCigs trademarks did not infringe Zippo’s trademarks on the basis that the trademarks are not identical or similar and that the goods in relation to which they are used are not identical or similar. At the same time, Cygnet also brought a counterclaim against Zippo to revoke Zippo’s trademarks for non-use and to invalidate Zippo’s trademarks in light of their descriptive and/or deceptive nature. Zippo defended the counterclaim in December stating its trademarks had been put to use and denying that the trademarks were either descriptive or deceptive. The pleadings in this matter are now closed, and the parties will participate in a case management conference on April 24, 2015, at which the Court will establish a trial date.

LOEC was also a party to three (3) patent infringement lawsuits brought by Ruyan Investment (Holdings) Limited and its successor company, Fontem Ventures B.V. (“Fontem”) in the United States District Court for the Central District of California, regarding a series of patents owned by Fontem related to electronic cigarette technology. More specifically, Fontem asserted that LOEC was infringing the Fontem patents by making, using, importing, offering to sell, and/or selling its electronic cigarettes and related products. The parties agreed to dismiss all claims without prejudice in March 2015.

Each of LOEC and Cygnet believes that it has valid claims and defenses in the pending cases as well as valid bases for appeal should any adverse verdicts be returned against either of them. It is not possible to predict the outcome of any of this litigation, which is subject to many uncertainties. It is possible that one or more of the pending actions could be decided unfavorably as to LOEC, Cygnet or other defendants. LOEC and Cygnet may enter into discussions in an attempt to settle particular cases if either believe it is appropriate to do so. LOEC and Cygnet cannot predict the type or extent of legal actions, proceedings and claims that could be brought against either of them or against other electronic cigarette manufacturers in the future.

Other Litigation

Lorillard is also party to other litigation arising in the ordinary course of business. The outcome of this other litigation will not, in the opinion of management, materially affect Lorillard’s results of operations or equity.

21.	Merger Agreement and Merger-Related Litigation

Merger Agreement with Reynolds American Inc.

On July 15, 2014, the Company, Reynolds American Inc., a North Carolina corporation (“RAI”), and Lantern Acquisition Co., a Delaware corporation and a wholly owned subsidiary of RAI (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of RAI. At the effective time of the Merger, each share of Company common stock (other than treasury stock held by the Company or owned by a subsidiary of the Company, RAI or Merger Sub and shares owned by shareholders of the Company who have properly made and not withdrawn a demand for appraisal rights) will be converted into the right to receive a unit consisting of (i) $50.50 per share in cash and (ii) 0.2909 fully paid and non-assessable shares of common stock of RAI. On January 28, 2015, the Company’s shareholders adopted the Merger Agreement, and RAI’s shareholders approved the issuance of RAI common stock in the Merger. The transaction remains subject to regulatory approval and the additional customary closing conditions contained in the

Merger Agreement.

In connection with the Merger Agreement, on July 15, 2014, RAI and Lignum-2, L.L.C., a wholly owned subsidiary of Imperial Tobacco Group PLC (“Imperial”), which subsequently changed its name to ITG Brands, LLC (“Imperial Sub”), entered into an asset purchase agreement, pursuant to which Imperial Sub has agreed to purchase, immediately following the completion of the Merger, the Kool, Salem, Winston, Maverick and blu eCigs brands and certain other assets for a total consideration of $7.1 billion in cash (subject to certain adjustments). Also, on July 15, 2014, in connection with the asset purchase, the Company and Imperial Sub entered into a Transfer Agreement, pursuant to which Imperial Sub agreed to acquire certain assets owned by the Company, including its manufacturing and R&D facilities in Greensboro, N.C., and approximately 2,900 employees. On January 28, 2015, the shareholders of Imperial approved the asset purchase.

Although no assurance can be given if and when the transactions will be completed because they remain subject to regulatory approval and other customary conditions, the transactions are expected to close in the first half of 2015.

Merger-Related Litigation

The Company, the members of the Company’s board of directors, RAI and British American Tobacco p.l.c. have been named as defendants in putative class action lawsuits brought in the Delaware Court of Chancery by shareholders of the Company challenging the proposed merger with RAI (the “Delaware Actions”). The complaints generally allege, among other things, that the members of the Company’s board of directors breached their fiduciary duties to shareholders of the Company by authorizing the proposed merger of the Company with RAI. The complaints also allege that RAI and BAT aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Company’s board of directors. On November 25, 2014, the court granted a motion for consolidation of the lawsuits into a single action captioned In re Lorillard, Inc. Stockholders Litigation , C.A. No. 9904-CB and appointment of lead plaintiffs and lead counsel. On December 11, 2014, lead plaintiffs filed a motion for a preliminary injunction and a motion to expedite. Plaintiffs filed their opening brief in support of their motion for a preliminary injunction on January 9, 2015.

The Company and RAI believe that these lawsuits are without merit; however, to eliminate the burden, expense and uncertainties inherent in such litigation, on January 15, 2015, the defendants entered into a memorandum of understanding (the “Memorandum of Understanding”) regarding the settlement of the Delaware Actions. The Memorandum of Understanding outlines the terms of the parties’ agreement in principle to settle and release all claims which were or could have been asserted in the Delaware Actions. In consideration for such settlement and release, the parties to the Delaware Actions agreed, among other things, that the Company and RAI would make certain supplemental disclosures to their joint proxy statement/prospectus, dated December 22, 2014, all of which are set forth in a Current Report on Form 8-K that the Company filed with the SEC on January 20, 2015. The Memorandum of Understanding contemplates that the parties will negotiate in good faith to agree upon a stipulation of settlement to be submitted to the court for approval as soon as practicable. The stipulation of settlement will be subject to customary conditions, including approval by the court, which will consider the fairness, reasonableness and adequacy of such settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement even if the parties were to enter into such stipulation. In such event, or if the transactions contemplated by the Merger Agreement are not consummated for any reason, the proposed settlement will be of no force and effect. The outcome of this litigation will not, in the opinion of management, materially affect Lorillard’s results of operations or equity.